5 November 2019

SUPPLEMENT TO MERGER AND LISTING PROSPECTUS 5 NOVEMBER 2019

NOT FOR PUBLICATION, DISTRIBUTION OR RELEASE, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, JAPAN OR ANY JURISDICTION WHERE TO DO SO MIGHT CONSTITUTE A VIOLATION OF THE LOCAL SECURITIES LAWS OR REGULATIONS OF SUCH JURISDICTION.

This document (the “Supplement”) is a supplement to the merger and listing prospectus dated 8 August 2019 (the “Merger Prospectus”) in respect of the merger of EVRY ASA (“EVRY”) into Tieto Corporation (“Tieto”). The Merger Prospectus has been approved by the Finnish Financial Supervisory Authority (the “FIN-FSA”) as the competent authority under the Prospectus Regulation on 8 August 2019. The decision number of such approval is FIVA 36/02.05.04/2019. The FIN-FSA has on 5 November 2019 approved this supplement with the decision number FIVA 52/02.05.04/2019. A certificate of approval of this supplement, with a copy of this supplement will be notified to the Norwegian Financial Supervision Authority in accordance with Regulation (EU) 2017/1129 (the “Prospectus Regulation”). A certificate of approval of this supplement, with a copy of this supplement as well as a Swedish language translation of the summary of the Merger Prospectus, as amended through this supplement, will be notified to the Swedish Financial Supervision Authority, in accordance with the Prospectus Regulation.

The definitions used in this supplement have the same meaning as in the Merger Prospectus, unless otherwise stated. This supplement constitutes a part of the Merger Prospectus and should be read together therewith.

This supplement is prepared due to the announcement of Tieto’s and EVRY’s unaudited interim reports for the nine-month period ended 30 September 2019 on 24 October 2019 and 31 October 2019 respectively.

In addition to the announcement of the interim reports, also certain other developments in relation to the merger of Tieto and EVRY have been announced by the companies after the approval of the Merger Prospectus on 8 August 2019 as set out hereunder:

●	On 2 September 2019, Tieto and EVRY announced the resolutions of the Extraordinary General Meeting of EVRY, including the approval of the Merger.
●	On 3 September 2019, Tieto and EVRY announced the resolutions passed at the Extraordinary General Meeting of Tieto, including the approval of the Merger.
●	On 5 September, Tieto and EVRY disclosed information on a governance agreement between Lyngen Holdco S.A.R.L, Cevian Capital Partners Limited and Solidium Oy relating to Tieto.
●	On 16 October 2019, Tieto and EVRY announced the planned Group Leadership and structure for the combined TietoEVRY.
●	On 29 October 2019, Tieto announced the employee representatives to the Board of Directors of TietoEVRY.
●	On 1 November 2019, Tieto and EVRY announced that all required regulatory approvals have been received for completing the Merger, including competition clearances.

Consequently, the information contained in the Merger Prospectus is supplemented in the manner set out in this supplement.

The unaudited interim reports of Tieto and EVRY for the nine-month period ended 30 September 2019 are hereby incorporated by reference into the Merger Prospectus. The section “Information Incorporated by Reference into this Merger Prospectus” on page 177 of the Merger Prospectus is updated accordingly as presented below.

SUPPLEMENTS TO THE MERGER PROSPECTUS

Supplements to the section “Summary”

The section “Summary” on pages 1 – 13 of the Merger Prospectus is replaced with the information presented herein.

Readers should note that the amended paragraphs or information, as applicable, have been marked with an asterisk (*).

SUMMARY

Introduction and Warnings

This summary contains all the sections required by the Prospectus Regulation to be included in a summary for this type of securities and issuer. This summary should be read as an introduction to the Merger Prospectus. Any decision to invest in the securities should be based on consideration of the Merger Prospectus as a whole by the investor.

An investor investing in the securities could lose all or part of the invested capital. Where a claim relating to the information contained in the Merger Prospectus is brought before a court, the plaintiff investor might, under applicable law, have to bear the costs of translating the Merger Prospectus before legal proceedings are initiated. Tieto and EVRY assume civil liability in respect of this summary only if it is misleading, inaccurate or inconsistent when read together with the other parts of the Merger Prospectus, or if it does not provide, when read together with the other parts of the Merger Prospectus, key information in order to aid investors when considering whether to invest in the securities issued by Tieto.

The identity and contact details of the issuer are as follows:

Company: Tieto Corporation

Business identity code: 0101138-5

Legal entity identifier (LEI): 549300EW2KM4KROKQV31

Registered office: Espoo, Finland

Address: Keilalahdentie 2-4, FI-02150 Espoo, Finland

Tieto’s shares are subject to trading on Nasdaq Helsinki under the trading code “TIETO” and on Nasdaq Stockholm under the trading code “TIETOS” (ISIN code: FI0009000277).

The identity and contact details of the merging company are as follows:

Company: EVRY ASA

Business identity code: 934 382 404

Legal entity identifier (LEI): 213800IW4PWKHQ146O24

Registered office: Fornebu, Baerum, Norway

Address: Snarøyveien 30A, 1360 Fornebu, Baerum, Norway

EVRY’s shares are subject to trading on Oslo Børs under the ticker code “EVRY” (ISIN code: NO0010019649).

The term “Combined Company”, as used herein, refers to Tieto as of the date of registration of the execution of the merger of Tieto and EVRY (the “Effective Date”).

This Merger Prospectus has been approved by the Finnish Financial Supervisory Authority (the “FIN-FSA”) as the competent authority under the Prospectus Regulation on 8 August 2019. The FIN-FSA only approves this Merger Prospectus as meeting the standards of completeness, comprehensibility and consistency imposed by the Prospectus Regulation. Approval by the FIN-FSA of this Merger Prospectus shall not be considered as an endorsement of the issuer that is the subject of this Merger Prospectus. The decision number of such approval is FIVA 36/02.05.04/2019. This Merger Prospectus includes a Finnish translation of the Summary, for which Tieto is responsible, except to the extent it concerns information on EVRY, for which information EVRY is responsible.

The identity and contact details of the competent authority, FIN-FSA, approving the Merger Prospectus are as follows: Financial Supervisory Authority P.O. Box 103, FI-00101 Helsinki, Finland, Tel.: +358 9 183 51, Email: registry@fiva.fi.

Key Information on Tieto and EVRY

Who Is the Issuer of the Securities?

The issuer’s legal and commercial name is Tieto Oyj in Finnish, Tieto Abp in Swedish and Tieto Corporation in English. Tieto is a public limited liability company incorporated in Finland and operating under Finnish law.

General

Tieto is one of the largest IT services and software companies in the Nordics. The company’s value-adding services comprise new data-driven digital services, business critical software solutions, infrastructure services and related capabilities to support customers’ digital transformation, as well as product development services. Tieto’s role varies from advisory and consulting services and the design of services to building and running IT solutions.

Tieto provides IT services for both private and public sectors. Tieto’s primary market is in the Nordic countries and it has global presence through selected industry-specific software products, product development services and global delivery centers. In 2018, Tieto’s net sales amounted to approximately EUR 1.60 billion and it employed an average of 14,907 persons, and it operates in close to 20 countries.

Operating model

Tieto’s operating model comprises four businesses, forming the reportable operating segments according to IFRS, and country operations. The businesses are: Digital Experience, Hybrid Infra, Industry Software and Product Development Services.

Tieto’s Digital Experience business comprises consulting services, including design of service experiences and smart use of data, IT architecture consulting as well as implementation of packaged software and Software as a Service solutions, system integration services and application development and management.

Tieto’s Hybrid Infra business provides enterprises across industries and the public sector with IT infrastructure services, covering a wide variety of different technologies.

Tieto’s Industry Software provides industry-specific software products for business-critical processes of clients in the financial services, public and healthcare and welfare sectors as well as in the forest industry and the energy and oil and gas segments.

Product Development Services provides software R&D services. Services offered by the Product Development Services business are typically complementing clients’ own R&D operations and hence provide flexibility for clients’ development activities.

Shares and ownership

Shareholders owning 5% or more of the shares in Tieto have an interest in the company’s share capital which is notifiable pursuant to the Finnish Securities Markets Act. The following table sets forth the shareholders owning 5% or more of the shares in Tieto, based on information available to Tieto as at 5 August 2019:

Shareholder	Number of shares	% of shares and votes
Cevian Capital[1]	11,004,295	14.8
Solidium Oy	7,415,418	10.0
Silchester International Investors LLP[2]	7,401,027	10.0

[1] Based on the ownership records of Euroclear Finland Oy, Cevian Capital’s holding on 31 March 2019 was 11,004,295 shares, representing 14.8% of the shares and voting rights.

[2] On 23 June 2015, Silchester International Investors LLP announced that its holding in Tieto Corporation was 7,401,027 shares, which represents 10.0% of the shares and voting rights.

None of Tieto’s shareholders has control over Tieto as referred to in Chapter 2, Section 4 of the Finnish Securities Market Act. Each share in Tieto entitles the holder to one vote in the General Meeting of Shareholders. According to Tieto’s Articles of Association, no shareholder is allowed to vote at a general meeting with more than one fifth (1/5) of the votes represented at the meeting.

Tieto is not aware of any of such agreements concluded between its shareholders, which could be meaningful in terms of ownership or using voting rights in the General Meetings, or of any arrangements, the operation of which may at a subsequent date result in a change in control of Tieto.

Key managing directors and statutory auditor

The members of the Board of Directors of Tieto are Kurt Jofs (Chairman) Harri-Pekka Kaukonen (Deputy Chairman), Timo Ahopelto, Liselotte Hägertz Engstam, Tomas Franzén, Johanna Lamminen, Niko Pakalén, Endre Rangnes, Esa Koskinen (Personnel Representative) and Robert Spinelli (Personnel Representative). Tieto’s Group’s operative management consists of Kimmo Alkio (President and CEO), and the Leadership Network, which includes Håkan Dahlström (Managing Partner, Sweden), Kishore Ghadiyaram (Chief of Strategy), Tomi Hyryläinen (Chief Financial Officer), Ari Järvelä (Head of Centers of Excellence), Satu Kiiskinen (Managing Partner, Finland), Katariina Kravi (Chief People and Culture Officer), Tom Leskinen (Head of Product Development Services), Julius Manni (Chief of Experience), Thomas Nordås (Managing Partner, Norway), Christian Segersven (Head of Industry Software), Markus Suomi (Chief of Technology and Quality) and Petteri Uljas (Head of Hybrid Infra).

Tieto’s statutory auditor is Deloitte Oy, Audit Firm, with Jukka Vattulainen, Authorized Public Accountant as the auditor with principal responsibility.

What Is the Key Financial Information Regarding the Issuer?

The selected historical key financial information presented below has been derived from Tieto’s audited consolidated financial statements for the financial year ended 31 December 2018, prepared in accordance with IFRS, as well as Tieto’s unaudited interim report for the six months ended 30 June 2019 and Tieto’s unaudited interim report for the nine months ended 30 September 2019*, prepared in accordance with IAS 34.

The accounting policies adopted for the unaudited interim report for the six months ended 30 June 2019 and Tieto’s unaudited interim report for the nine months ended 30 September 2019* are consistent with those used in the annual financial statements for the year ended on 31 December except for the adoption of IFRS 16. Adoption of IFRS 16 had no effect on the Tieto Group equity.

The following table sets forth the key figures of Tieto for the periods indicated:

	As at and for the nine months ended 30 September,*		As at and for the six months ended 30 June,		As at and for the year ended 31 December,
	2019*	2018*	2019	2018	2018
	(unaudited) *		(unaudited)		(audited, unless otherwise indicated)
(EUR in millions, unless otherwise indicated)
KEY FIGURES
Group reporting, IFRS
Net sales, EUR million	1,191.2*	1,177.6*	811.6	810.5	1,599.5
Operating profit (EBIT), EUR million	92.7*	109.0*	54.9	68.6	154.7
Operating margin (EBIT), %	7.8*	9.3*	6.8	8.5	9.7
Net profit for the financial year/period	67.0*	87.6*	45.2	54.6	123.2
Earnings per share, EUR
Basic	0.91*	1.19*	0.61	0.74	1.67
Diluted	0.91*	1.18*	0.61	0.74	1.66
Interest-bearing net debt, EUR million	309.1*	199.7*	362.5	209.2	137.4
Net cash flow from operations, EUR million	150.0*	92.5*	80.4	73.8	174.2
Cash flow from investing activities	-38.0*	-29.0*	-25.1	-21.2	-49.3
Cash flow from financing activities	-198.7*	-92.1*	-149.8	-66.7	-41.2
Total assets	1,231.7*	1,099.8*	1,280.3	1,114.3	1,197.6
Total equity	421.8*	445.3*	415.3	409.5	482.5

Who Is the Merging Company?

The merging company’s legal and commercial name is EVRY ASA. EVRY is a public limited liability company incorporated in Norway and operating under Norwegian law.

General

EVRY is a leading Nordic IT services company aiming to create Digital Advantage for people, businesses and society. EVRY has a large and stable portfolio of over 10,000 customers in the Nordic region, ranging from local and central governments to large global and regional corporate customers and small and medium-sized enterprises (“SMEs”), as well as the 30 largest banks in Norway. EVRY offers customers a comprehensive portfolio of services and software designed to meet all their needs, including advisory and consulting services, industry-specific software and the design, implementation and maintenance of customized solutions and IT operations.

EVRY operates primarily in Norway and Sweden with a highly customer-centric approach, through dedicated personnel who possess in-depth technical insight and expertise within a number of industry sectors, or “verticals”, including banking and financial institutions, the public sector, healthcare and insurance. EVRY is the leading IT services provider in the Norwegian market and a leader in providing IT services to a number of industry sectors in Sweden. In addition, EVRY is the largest provider of business IT services (including banking and payments IT software and solutions) to the retail banking and securities industry in the Nordic region based on external IT spending. EVRY has 8,807 full-time employees located across Norway, Sweden, Denmark, Finland, India, the United Kingdom, Poland, Ukraine, Latvia, Bulgaria and the USA.

Operating segments

EVRY is divided into the following business areas: EVRY Financial Services, EVRY Norway and EVRY Sweden, which are responsible for customer relationships and customer service.

EVRY Financial Services is a complete industry vertical and is responsible for EVRY’s deliveries to banking and finance sector customers internationally. The business area offers a broad and comprehensive portfolio of solutions to support banks in their management of continuous change and to facilitate the next generation of banking and payment services.

EVRY Norway and EVRY Sweden serve all other sectors in their respective markets, with a particular focus on the public and healthcare sectors, retail and logistics, industrial and service companies, and small and medium-sized businesses.

EVRY Norway delivers business-critical solutions to several focused industries within the private and public sectors. Amongst its customers are the largest organizations in Norway. In each industry EVRY is a full-service provider of IT services throughout the whole value chain, from infrastructure and operations services to business process systems, applications, consulting services, collaboration solutions and innovation concepts.

EVRY Sweden offers everything from strategic advice and consulting services through to complete solutions and IT operating services, and has the delivery capabilities to serve small, medium sized and large customers.

Shares and ownership

Shareholders owning 5% or more of the shares in EVRY have an interest in the company’s share capital which is notifiable pursuant to the Norwegian Securities Trading Act. The following table sets forth the shareholders owning 5% or more of the shares in EVRY, as registered in the Norwegian Central Securities Depositary on 5 August 2019.

Shareholder	Number of shares	% of shares and votes
LYNGEN HOLDCO S.A.R.L.[1]	201,410,067	54.32
FOLKETRYGDFONDET	19,462,118	5.25
POLYGON (PE) HOLDINGS LTD	19,444,554	5.24
[1] Lyngen Holdco S.A.R.L. is a company owned by funds advised by Apax Partners LLP.

EVRY has only one class of shares, and accordingly there are no differences in voting rights between the shares of EVRY.

Lyngen Holdco S.A.R.L, as a shareholder owning 54.32% of the shares in EVRY, as at 5 August 2019, could exercise control over the company. Other than this, EVRY is not aware of persons or entities who, directly or indirectly, jointly or severally, exercise or could exercise control over EVRY.

At the date of this Merger Prospectus, EVRY is not aware of any arrangements the operation of which may at a subsequent date result in a change of control of EVRY.

Key managing directors and statutory auditor

The members of the Board of Directors of EVRY are Salim Nathoo (Chairman), Rohan Haldea, Louise Søndergaard, Kristin Krohn Devold, Leif Teksum, Malin Persson, Bente Lennertzen (Employee elected), Jenny Lindh (Employee elected), Tommy Sander Aldrin (Employee elected) and Sigve Sandvik Lærdal (Employee elected). Members of EVRY’s Group Management are Per Hove (CEO), Nina Mortensen (interim CFO),* Wiljar Nesse (Executive Vice President, EVRY Financial Services), Malin Fors-Skjæveland (Executive Vice President for Sales Excellence), Daniel Nordstad Grönquist (Executive Vice President, Strategy), Asta Ellingsen Stenhagen (Executive Vice President, Legal and Risk), Christian Pedersen (Executive Vice President, EVRY Norway and EVRY Nordic Consulting), Karin Schreil (Executive Vice President, EVRY Sweden), Johan Torstensson (Executive Vice President, Digital Platform Services), Trond Vinje (Executive Vice President, Human Resources) and Unni Strømstad (Executive Vice President, Group Communications and Marketing).

EVRY’s statutory auditor is Ernst & Young AS, Authorized Public Accountants with Asbjørn Ler, Authorized Public Accountant, as the auditor with principal responsibility.

What Is the Key Financial Information Regarding the Merging Company?

EVRY has prepared its consolidated financial statements in accordance with the International Financial Reporting Standards as adopted by the EU (IFRS) for the financial year ended 31 December 2018.

The selected historical key financial information presented below has been derived from EVRY’s audited consolidated financial statements for the financial year ended 31 December 2018, prepared in accordance with IFRS, as well as EVRY’s unaudited interim report for the six months ended 30 June 2019 and EVRY’s unaudited interim report for the nine months ended 30 September 2019*, prepared in accordance with IAS 34.

The following table sets forth the key figures of EVRY for the periods indicated. The figures as at and for the six months ended 30 June 2019 and 30 June 2018 and as at and for the nine months ended 30 September 2019 and 30 September 2018* are unaudited. The figures as at and for the year ended 31 December 2018 are unaudited, unless otherwise indicated.

	As at and for the nine months ended 30 September,*		As at and for the six months ended 30 June,		As at and for the year ended 31 December,
	2019*	2018*	2019	2018	2018
	(unaudited) *		(unaudited)		(unaudited, unless otherwise indicated)
(NOK in millions, unless otherwise indicated)
KEY FIGURES
Operating revenue	9,599*	9,499*	6,507	6,494	12,912[1]
Operating profit (EBIT)	809*	749*	500	444	1,021.3[1]
Operating profit (EBIT) margin	8.43%*	7.90%*	7.7%	6.8%	7.9%
Profit/-loss for the period	409*	421*	250	213	639.7[1]
Net profit margin	4.27%*	4.43%*	3.8%	3.3%	5.0%
Organic growth	0.9%*	3.9%*	0.1%	3.9%	3.0%
Earnings per share	1.10*	1.13*	0.67	0.57	1.73[1]
Net interest-bearing liabilities (NOK million)	6,719*	4,807*	6,713	4,689	4,104
Total assets	13,194*	11,039*	13,009	10,881	11,596.4[1]
Total equity	2,756*	2,688*	2,538	2,486	2,983.9[1]
Cash flow from operations	283*	-186*	98	-196	713[1]
Net cash flow from investments	-380*	-409*	-237	-302	-534.0[1]
Net cash flow from financing	-58*	-22*	-155	-239	-414.0[1]
[1] Audited.

Unaudited pro forma information

The Unaudited Pro Forma Financial Information and explanatory notes present how Tieto’s statements of income and statement of financial position may have appeared had the businesses actually been combined and had Tieto’s capital structure reflected the Merger as of the dates noted below. The Unaudited Pro Forma Financial Information is presented for illustrative purposes only to give effect to the Merger on Tieto’s financial information. The unaudited pro forma combined consolidated statement of financial position as at 30 June 2019 gives effect to the Merger as if it had occurred on that date. The unaudited pro forma combined consolidated statements of income for the six months ended 30 June 2019 and for the year ended 31 December 2018 give effect to the Merger as if it had occurred on 1 January 2018. The Unaudited Pro Forma Financial Information has been prepared in accordance with the Annex 20 to the Commission Delegated Regulation (EU) 2019/980, as amended, and with the accounting principles applied in Tieto’s audited consolidated financial statements.

The Merger Consideration is determined based on the fair value of the Merger Consideration Shares and the Merger Consideration Cash portion. The total number of the Merger Consideration Shares to be issued is expected to be 44,316,519 Shares (excluding shares in EVRY held by EVRY itself or by Tieto) with an aggregate fair value of EUR 1,154.9 million based on the 28 June 2019 closing price of EUR 26.06 of the Tieto share on Nasdaq Helsinki.

A 5% decrease in the Tieto share price would decrease the Merger Consideration expected to be transferred and, as a result, would decrease goodwill and invested unrestricted equity reserve by approximately EUR 58 million, respectively. Similarly, a 5% increase in the Tieto share would increase the Merger Consideration expected to be transferred and, as a result, would increase goodwill and invested unrestricted equity reserve by approximately EUR 58 million, respectively. The number of shares expected to be issued as the Merger Consideration would not be impacted by a change in the Tieto share price due to the agreed share exchange ratio (1 EVRY share to 0.12 Tieto share).

The following table presents the key figures contained in the Unaudited Pro Forma Combined Statement of Financial Position as at 30 June 2019:

(EUR in millions)	Tieto historical (unaudited)	EVRY historical reclassified	Merger	Combined Company Pro forma
Total assets	1,280.3	1,342.0	1,073.0	3,695.2
Total equity	415.3	261.8	863.4	1,540.5

The following table presents the key figures contained in the Unaudited Pro Forma Combined Statement of Income for the six months ended 30 June 2019:

(EUR in millions, unless otherwise indicated)	Tieto historical (unaudited)	EVRY historical reclassified	Merger	Combined Company Pro forma
Net sales	811.6	668.8	-	1,480.4
Operating profit (EBIT)	54.9	51.4	-22.4	83.9
Net profit for the period	45.2	25.7	-16.3	54.5
Earnings per share attributable to owners of the Parent company, EUR per share
Basic	0.61	-	-	0.46
Diluted	0.61	-	-	0.46

The following table presents the key figures contained in the Unaudited Pro Forma Combined Income Statement for the year ended 31 December 2018:

(EUR in millions, unless otherwise indicated)	Tieto historical (audited)	EVRY historical reclassified	Merger	Combined Company Pro forma
Net sales	1,599.5	1,344.9	-	2,944.4
Operating profit (EBIT)	154.7	106.4	-76.7	184.4
Net profit for the financial year	123.2	66.6	-59.2	130.6
Earnings per share attributable to owners of the Parent company, EUR per share
Basic	1.67	-	-	1.11
Diluted	1.66	-	-	1.10

What Are the Key Risks that Are Specific to the Combined Company?

●	Uncertainty in the Combined Company’s Nordic core markets, key offshore countries, or in global economic and financial market conditions, could adversely affect the Combined Company.
●	The Combined Company may fail to deliver on its revised strategy in a rapidly changing IT services market.
●	The Combined Company faces vigorous competition for contracts which may affect the volume and profitability of its business.

●	The Combined Company’s business is dependent on certain key customers and the trends affecting their industries.
●	Malfunctions or cybersecurity breaches of information systems could have an adverse effect on the Combined Company’s service continuity and professional reputation.
●	The Combined Company’s business is dependent on relationships with suppliers and other third parties and the quality of their services.
●	The Combined Company’s business may be adversely affected by the loss of managers or employees in key positions or failure to recruit new talent.
●	Increased employee-related costs may adversely impact the Combined Company’s profitability.
●	The Combined Company is required to comply with rigorous data protection and privacy laws which may subject it to regulatory interventions or penalties.
●	The Combined Company’s operations involve legal and regulatory compliance risks in its operations in multiple jurisdictions.
●	Changes to current Norwegian VAT exemptions may result in increased tax liabilities for the Combined Company.
●	The Combined Company is exposed to translation and transaction risks arising from fluctuations in foreign exchange rates.

Key Information on the Securities

What Are the Main Features of the Securities?

Tieto’s shares are registered in the Finnish and Swedish book-entry systems. The shares are listed under trading code TIETO on Nasdaq Helsinki and under the trading code TIETOS on Nasdaq Stockholm. Tieto has a single series of shares, the ISIN code of which is FI0009000277.

The shareholders of EVRY shall receive as merger consideration 0.1200 new shares in Tieto for each share owned in EVRY per each individual book-entry account (the “Merger Consideration Shares”). In addition to the Merger Consideration Shares, the shareholders of EVRY shall receive as merger consideration NOK 5.28 in cash for each share owned by them in EVRY (the “Merger Consideration Cash”). As the primary alternative, Tieto expects to deliver the Merger Consideration Shares through a depository interest arrangement in the Norwegian Verdipapirsentralen (“VPS”). As secondary alternatives the Merger Consideration Shares could be delivered as depository receipts registered in VPS or as directly held shares in the Combined Company in the book-entry securities system maintained by Euroclear Finland Ltd. (“Euroclear Finland”). The Merger Consideration Cash and the Merger Consideration Shares are together referred to as the “Merger Consideration”.

The Merger Consideration Shares correspond to the existing share class in Tieto. The trading currency of the Merger Consideration Shares on Nasdaq Helsinki is the euro, and on Nasdaq Stockholm the Swedish krona. The number of Merger Consideration Shares to be issued by Tieto is approximately 44,316,519, and the total number of the Combined Company’s shares would thus be 118,425,771 (each a “Share” and collectively the “Shares”). The Merger Consideration Shares have no nominal value.

The rights attached to the Merger Consideration Shares include, among others, pre-emptive rights to subscribe for new shares in the Combined Company, right to participate and exercise voting power at the General Meeting of Shareholders, right to dividend and distribution of other unrestricted equity, and right to demand redemption at a fair price from a shareholder that holds shares representing more than 90% of all the shares and votes in the Combined Company, as well as other rights generally available under the Finnish Companies Act. The Merger Consideration Shares are freely transferable.

Each Merger Consideration Share entitles its holder to one vote at the General Meeting of shareholders of the Combined Company.

The Combined Company anticipates to continue with an attractive dividend practice. The Combined Company will determine its dividend policy after the Effective Date and annually assess the preconditions for distributing dividends or other unrestricted equity. The dividends paid or other unrestricted equity distributed by Tieto or EVRY for previous financial years are not an indication of the dividends to be paid by the Combined Company for financial years in the future, if any. There can be no assurance that the Combined Company will distribute any dividends or unrestricted equity in the future.

Where Will the Securities Be Traded?

Tieto shall apply for the listing of the Merger Consideration Shares to be issued by Tieto to public trading on Nasdaq Helsinki and Nasdaq Stockholm. Trading in the Merger Consideration Shares registered with Euroclear Finland is expected to begin approximately on the Effective Date or as soon as possible thereafter.

In addition, Tieto and EVRY will seek to ensure that primarily, the Combined Company’s Shares through a depository interest arrangement, or, secondarily, the depository receipts or directly-held shares of the Combined Company will be listed on Oslo Børs in connection with the completion of the Merger or as soon as possible thereafter (the “Oslo Listing”).

What Are the Key Risks that Are Specific to the Securities?

●	The Combined Company may not necessarily be able to realize some or any of the estimated benefits of the Merger in the manner or within the timeframe currently estimated, or at all, and the implementation costs may exceed estimates.
●	Various factors may cause that the Merger is not completed or that its completion is delayed.
●	The market price of the Shares may fluctuate considerably, which may result in investors losing all or part of their invested capital.
●	The Combined Company may be unable to, or may decide not to, pay dividends or other distributions of unrestricted equity in the future.
●	The Merger Consideration will not be adjusted to reflect fluctuations in the market price of the shares in Tieto or EVRY, nor the fluctuations in the NOK to EUR ratio.
●	Successful completion of the Merger is dependent on the New Financing, which is exposed to fluctuations in currency exchange rate.
●	The Oslo Listing may not succeed as expected or the listing may not take place at all, and there can be no assurance that the Oslo Listing will continue indefinitely.
●	The Merger Consideration Shares are expected to be delivered through a depository interest arrangement, which means that the EVRY shareholders receiving the Merger Consideration Shares will be considered nominee-registered shareholders, and also involves additional risks, including that:
●	the Shares held through the depository interest arrangement will not be tradeable on Oslo Børs before the Oslo Listing has occurred, of which there can be no assurance;
●	if the Oslo Listing occurs, the market price and liquidity of the Shares listed on Oslo Børs through the depository interest arrangement may differ from the market price and liquidity of the Shares listed on Nasdaq Helsinki or Nasdaq Stockholm, and their market price and liquidity may fluctuate considerably; and

●	shareholders holding their Shares through the depository interest arrangement will bear foreign exchange risk that may incur due to any fluctuations in the NOK to EUR or NOK to SEK ratio.

Key Information on the Offer of Securities to the Public and the Admission to Trading on a Regulated Market

Why Is This Merger Prospectus Being Produced?

Tieto has prepared and published this Merger Prospectus in order to issue the Merger Consideration Shares to the shareholders of EVRY, list the Merger Consideration Shares on Nasdaq Helsinki and Nasdaq Stockholm, and to seek the Oslo Listing.

The rationale of the combination and overview of the Combined Company

The Combined Company’s name will be TietoEVRY Oyj (in Swedish TietoEVRY Abp, and in English TietoEVRY Corporation) and its domicile will be Espoo. The Combined Company will be a digital services and software company operating in the Nordic markets with a strong focus on Finland, Sweden and Norway. The purpose of the Merger is to create one of the most competitive digital services and software companies in the Nordics. With combined revenue of close to EUR 3 billion and 24,000 professionals, the Combined Company will be well positioned to create digital advantages for Nordic enterprises and society. The Merger will combine strong digital competences and industry software with advanced cloud and infrastructure services. Based on Tieto’s and EVRY’s product and competence portfolios, there is potential to increase the competitiveness for the benefit of customers and employees – and potential to grow across businesses.

The Combined Company offers digital services, consulting and software for enterprises and public institutions. Furthermore, the Combined Company is anticipated to have comprehensive IT-services solutions for Nordic markets, including for healthcare and welfare as well as the public sector, in which extensive national reforms are expected. A strong presence in Norway, Sweden and Finland together with global delivery centers, provide a good foundation for future growth; Fintech solutions, industry software and product development services form the spearheads for further international expansion. With the combined capacity to invest in new services and capabilities, the combination of Tieto and EVRY is well positioned to drive innovation.

Tieto and EVRY are highly complementary from a geographical, offering and customer perspective, and the Merger will create one of the largest digital services communities in the Nordics. The Merger is expected to create value for shareholders through targeted annual run-rate cost and longer-term revenue synergies, as well as drive scale and innovation through increased investments.

Targeted cost synergies of around EUR 75 million annually are expected to be achieved through efficiencies in delivery and selling, general and administrative expenses, and portfolio and investment rationalization. Tieto and EVRY expect that around 60% of savings will be achieved by the end of 2021 and 90% by the end of 2022. Further possibilities for additional cost synergies will be examined continuously. Tieto and EVRY estimate that non-recurring implementation costs, anticipated to materialize by 2022 will amount to EUR 120–140 million.

The revenue synergies are expected to be generated especially from application modernization, digital consulting, public cloud and consulting, and financial services expansion and other industry software. The revenue synergies are expected to accrue in long-term.

Reporting obligations of the Combined Company

Tieto’s reporting languages are Finnish and English. The Combined Company will continue to follow those rules and regulations for disclosure obligations and corporate governance applicable to a company whose shares are listed on Nasdaq Helsinki.

Shareholder base of the Combined Company and shareholder support

Following the completion of the Merger, Tieto’s shareholders will hold approximately 62.5% in the Combined Company and EVRY’s shareholders approximately 37.5%. As a result of the completion of the Merger, EVRY’s largest shareholder, funds advised by Apax Partners LLP, acting through the company Lyngen Holdco S.A.R.L. (“Apax”), will become the largest shareholder of the Combined Company with an ownership of approximately 20.4%. Tieto’s largest shareholders Cevian Capital Partners Ltd (“Cevian”) and Solidium Oy (“Solidium”) will own approximately 9.3% and 6.3% respectively.

On 19 June 2019, Solidium announced that it had conditionally agreed to purchase approximately 4.4 million Tieto shares from Apax. The contemplated sale and purchase is conditional, among others, upon the completion of the Merger and includes customary conditions precedent. If the share sale and purchase between Solidium and Apax is completed, Solidium’s holding in the Combined Company would remain at 10.0%.

Cevian and Solidium, holding in aggregate approximately 25% of the shares and votes in Tieto, and Apax, holding in aggregate approximately 54% of the shares and votes in EVRY, have irrevocably undertaken, subject to certain customary conditions, to attend the respective Extraordinary General Meetings of Tieto and EVRY and to vote in favour of the Merger.

Corporate governance of the Combined Company

The Board of Directors and the Shareholders’ Nomination Board of Tieto, after consultation with the Nomination Committee of EVRY, propose that Timo Ahopelto, Tomas Franzén, Liselotte Hägertz Engstam, Harri-Pekka Kaukonen, Niko Pakalén and Endre Rangnes of the current members of the Board of Directors of Tieto be conditionally elected to continue to serve on the Board of Directors of the Combined Company, that Rohan Haldea,

Salim Nathoo and Leif Teksum of the current members of the Board of Directors of EVRY be conditionally elected as new members of the Board of Directors of the Combined Company, and that Tomas Franzén, currently a member of the Board of Directors of Tieto, be conditionally elected as Chairman of the Board of Directors of the Combined Company, each for the term commencing on the Effective Date and expiring at the end of the first Annual General Meeting of the Combined Company following the Effective Date.

On 29 October 2019, Tieto announced the employee representatives to the Board of Directors of TietoEVRY Corporation.*

Employees have nominated the following persons and deputies for each of the persons:*

●	Anders Palklint, Senior Project Manager, born 1967 and deputy Robert Spinelli, Customer Executive, born 1957
●	Ilpo Waljus, Test Manager, born 1974 and deputy Jenni Tyynelä, Senior Test Engineer, born 1974
●	Ola Hugo Jordhøy, Chief Consultant, born 1956 and deputy Sigve Sandvik Lærdal, Senior Consultant, born 1966
●	Tommy Sander Aldrin, Chief Consultant, born 1965 and deputy Sigmund Ørjavik, Chief Consultant, born 1969*

The term of office for the personnel representatives is two years. The first term however shall end at the conclusion of the Annual General Meeting 2022.*

In accordance with the decision of the Extraordinary General Meeting of Tieto on 3 September 2019, the remuneration of the members of the Board of Directors nominated by the employees as employee representatives shall be determined separately. The remuneration will not in any event exceed the remuneration of the other members of the Board of Directors.*

Tieto and EVRY announced on 16 October 2019 the planned Group Leadership and structure for the Combined TietoEVRY. The country teams and service lines will constitute the businesses of TietoEVRY. *

The country teams will focus on driving customer experience and integrating all the capabilities of the company for customers. Service lines will focus on developing services and best practices to ensure TietoEVRY’s competitiveness in the market. Common Group functions comprising CFO, HR, Operations and Strategy support the businesses in areas like strategy, performance management, employee development, communications, marketing, global delivery and business development. TietoEVRY integration programme is an essential part of the operating structure and Group Leadership. *

Group Leadership for TietoEVRY after the merger will consist of the following members: *

●	Satu Kiiskinen, Managing Partner, Finland – currently serves as Managing Partner Finland at Tieto
●	Christian Pedersen, Managing Partner, Norway – currently serves as Executive Vice President, EVRY Norway and EVRY Nordic Consulting
●	Karin Schreil, Managing Partner, Sweden – currently serves as Executive Vice President, EVRY Sweden
●	Thomas Nordås, Head of Digital Consulting – currently serves as Managing Partner, Norway at Tieto
●	Johan Torstensson, Head of Cloud & Infra – currently serves as Executive Vice President, Digital Platform Services at EVRY
●	Christian Segersven, Head of Industry Software – currently serves as Head of Industry Software at Tieto
●	Wiljar Nesse, Head of Financial Services – currently serves as Executive Vice President, EVRY Financial Services
●	Tom Leskinen, Head of Product Development Services – currently serves as Head of Product Development Services at Tieto
●	Malin Fors-Skjæveland, TietoEVRY Integration Officer – currently serves as Executive Vice President for Sales Excellence at EVRY
●	Ari Järvelä, Head of Operations – currently serves as Head of Centers of Excellence at Tieto
●	Trond Vinje, Head of HR – currently serves as Executive Vice President, Human Resources at EVRY
●	Kishore Ghadiyaram, Head of Strategy – currently serves as Chief of Strategy at Tieto
●	Tomi Hyryläinen, Chief Financial Officer – currently serves as Chief Financial Officer at Tieto*

As announced on June 18, following the completion of the merger Kimmo Alkio will be the Chief Executive Officer of TietoEVRY. The named leaders will comprise TietoEVRY Group Leadership.*

Per Hove, CEO of EVRY, will continue to lead EVRY until closing, after that he will work with Kimmo Alkio on special projects and TietoEVRY integration.*

Tieto and EVRY disclosed on 5 September 2019 that they had been informed that Apax, Cevian and Solidium had on 3 September 2019 entered into a governance agreement concerning the nomination of members of the Board of Directors of the Combined Company. Further, Apax has agreed to certain restrictions to its ownership and transfer of shares in the Combined Company.*

Proceeds of the Merger

There will be no proceeds accruing from the issuance of the Merger Consideration Shares to the Combined Company.

Conflicts of interest relating to the Merger

Nordea Bank Abp (“Nordea”), Skandinaviska Enskilda Banken AB (publ) (“SEB”) or some of their respective related entities may have from time to time provided and may in the future provide financial advisory, investment and commercial banking services as well as financing for Tieto as a part of their day-to-day business, which is why they might have had or could in the future have customary fees and commissions. Nordea also acts as mandated lead arranger and underwriter for Tieto’s financing of the Merger (the “New Financing”) together with SEB.

Per Hove, the current CEO of EVRY, is entitled to a transaction bonus in the amount of approximately 1x his annual base salary upon a successful completion of the Merger. It has been agreed that he will work for the Combined Company for a period of 12 months after completion of the Merger, as advisor to the Combined Company’s CEO for specific tasks and consultations. In the 12 months period, he will retain the same level of compensation as under his current employment agreement. It has also been agreed that all of his existing options under the EVRY Long Term Incentive Program (the “LTIP”) and restricted stock units under the EVRY Short Term Incentive Program (the “STIP”) will be terminated against settlement in cash of the value of the options and restricted stock units.

Under Which Conditions and Timetable Can I Invest in This Security?

The Boards of Directors of Tieto and EVRY concluded, on 18 June 2019, a merger agreement concerning the combination of the business operations (the “Merger Agreement”) and signed, on 26 June 2019, a merger plan according to which the two companies will merge (the “Merger Plan”).

The proposed Merger will be completed through a taxable statutory cross-border absorption merger of EVRY into Tieto in accordance with Chapter 16 of the Finnish Companies Act (624/2006, as amended) (the “Finnish Companies Act”) and Chapter 13 of the Norwegian Public Limited Liability Companies Act of 13 June 1997 No. 45 (the “Norwegian Public Companies Act”).

The planned Effective Date, meaning the planned date of registration of the execution of the Merger, is 1 February 2020 (effective registration time approximately at 00:01:01). The planned Effective Date is not binding and the actual Effective Date may be earlier or later than above date.

The Board of Directors of Tieto has on 22 July 2019 proposed that the Extraordinary General Meeting of Tieto convened to be held on 3 September 2019 shall resolve on the Merger in accordance with the Merger Plan approved by the Boards of Directors of Tieto and EVRY and dated 26 June 2019 and thereafter registered with the Trade Register of the Finnish Patent and Registration Office and the Norwegian Register of Business Enterprises on, respectively, 28 and 27 June 2019.

The Board of Directors of EVRY proposed on 6 August 2019, that the Extraordinary General Meeting of EVRY convened to be held on 2 September 2019, shall resolve on the Merger in accordance with the Merger Plan.

The Extraordinary General Meetings of Tieto and EVRY have on 3 September and 2 September 2019, respectively, resolved on the Merger in accordance with the Merger Plan and approved the Merger Plan.*

The Merger Consideration Shares shall be issued to the shareholders of EVRY in proportion to their shareholding in EVRY at a record date to be set in connection with completion of the Merger. No Merger Consideration will be issued with respect to shares in EVRY held by EVRY itself or by Tieto. The allocation of the Merger Consideration is based on the shareholding in EVRY at a record date to be set in connection with completion of the Merger.

In case the number of shares received by a shareholder of EVRY (per each individual book-entry account) as Merger Consideration Shares is a fractional number, the fractions shall be rounded down to the nearest whole share. Fractional entitlements to Merger Consideration Shares shall be aggregated and sold in public trading on Nasdaq Helsinki or Oslo Børs and the proceeds shall be distributed to shareholders of EVRY entitled to receive such fractional entitlements in proportion to holding of such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by Tieto.

On the date of this Merger Prospectus, the number of outstanding shares in EVRY (excluding treasury shares) is 369,304,333. In addition, EVRY holds 1,501,744 treasury shares. Based on the situation on the date of this Merger Prospectus, the total number of Merger Consideration Shares would therefore be 44,316,519 shares and the total Merger Consideration Cash would be NOK 1,949,926,878.24.

The final total amount of Merger Consideration may be affected by, among others, any change concerning the number of shares issued by and outstanding in EVRY, e.g., EVRY issuing new and/or transferring existing treasury shares in accordance with existing share-based incentive plans, prior to the Effective Date.

The Merger Consideration shall be paid to the shareholders of EVRY on the Effective Date or as soon as reasonably possible thereafter in accordance with the practices followed by Euroclear Finland and VPS. As the primary alternative, Tieto expects to deliver the Merger Consideration Shares through a depository interest arrangement in VPS. As secondary alternatives the Merger Consideration Shares could be delivered as depository receipts registered in VPS or as directly held shares in the Combined Company in the book-entry securities system maintained by Euroclear Finland.

In the event the Oslo Listing occurs, the Combined Company shall facilitate the holding and trading of shares by current shareholders of EVRY through a depository interest arrangement in VPS (primarily), as VPS-registered depository receipts (secondarily) or, if possible, direct registration of the Combined Company’s shares in VPS (currently not envisaged to be possible). In the event the Oslo Listing does not occur, the Combined Company shall facilitate and cover the costs of any shareholders of EVRY who wish, within three (3) months from completion of the Merger to switch to holding shares registered in Euroclear Finland, whether through a nominee structure or other structure generally suitable for the current shareholder base. Possible fractional entitlements to Merger Consideration Shares new shares of the Combined Company shall be aggregated and sold in public trading on Nasdaq Helsinki or Oslo Børs and the proceeds shall be distributed to shareholders of the Merging Company entitled to receive such fractional entitlements in proportion to holding of such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by Tieto.

The Merger Consideration Cash shall be paid automatically to each shareholder of EVRY to the bank accounts attached to the Norwegian book-entry accounts of each such shareholder in VPS.

No expenses are charged by Tieto or EVRY from their respective shareholders in relation to the Merger.

Conditions for the Merger

The completion of the Merger is conditional upon the satisfaction or, to the extent permitted by applicable law, waiver of each of the conditions precedent for the Merger. The completion of the Merger is subject to, for example, to approval by two thirds of the shares and votes of Tieto and EVRY at the respective Extraordinary General Meetings, obtaining necessary merger control approvals as well as other customary closing conditions. In addition, the Merger Agreement e.g. contains certain mutual customary representations and warranties as well as undertakings, such as, inter alia, each party conducting its business in the ordinary course of business before the completion of the merger, keeping the other party informed of any and all matters that may be of material relevance for effecting the completion of the merger, preparation of the merger prospectus, necessary regulatory and other filings and notifications to be made, as well as to actions in relation to the financing of the Combined Company, settlement of EVRY employee incentives, and employee representation.

Tieto and EVRY announced on 1 November 2019 that all required regulatory approvals have been received for completing the Merger, including competition clearances. The competition clearance from the Norwegian Competition Authority is subject to divestment of EVRY’s case management and archiving systems for the public sector in Norway.*

Termination of the Merger Agreement in certain circumstances

The Merger Agreement terminates automatically upon consummation of the Merger on the Effective Date. The Merger Agreement may be terminated with immediate effect prior to the completion of the Merger by mutual written consent duly authorized by the Boards of Directors of Tieto and EVRY. In addition, each of Tieto and EVRY may terminate the Merger Agreement inter alia if (i) the conditions for completion of the Merger have not been fulfilled by 31 January 2020, unless such date has under certain circumstances been postponed by a maximum of three (3) months; (ii) the Extraordinary General Meetings of Tieto or EVRY have failed to approve the Merger; or (iii) due to a breach, by the other party, of representations and warranties resulting in a material adverse effect. In the event that the Merger Agreement is terminated due to other reason than consummation of the Merger on the Effective Date, the shareholders of EVRY shall not be entitled to any Merger Consideration.

Applicable Laws and Dispute Resolution

The Merger Agreement is governed by and construed in accordance with Norwegian law without giving effect to any choice or conflict of law provision or rule (whether of Norway or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Norway.

The Merger Plan is governed by and construed in accordance with Norwegian and Finnish law without giving effect to any choice or conflict of law provision or rule (whether of Norway, Finland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Norway or Finland.

– – –

Supplements to the section “Tiivistelmä”

Sulautumisesitteen osa “Tiivistelmä” Sulautumisesitteen sivuilla 14 - 26 korvataan alla esitettävillä tiedoilla.

Lukijoiden tulee huomioida, että muutetut kappaleet tai tiedot on soveltuvin osin merkitty asteriskilla (*).

TIIVISTELMÄ

Johdanto ja varoitukset

Tämä tiivistelmä sisältää kaikki jaksot, jotka on sisällytettävä Euroopan parlamentin ja neuvoston asetuksen 2017/1129 mukaisesti tämän tyyppisiä arvopapereita ja liikkeeseenlaskijaa koskevaan tiivistelmään. Tätä tiivistelmää tulee pitää Sulautumisesitteen johdantona. Sijoittajan tulee perustaa päätöksensä sijoittaa arvopapereihin Sulautumisesitteeseen kokonaisuutena.

Arvopapereihin sijoittava sijoittaja voi menettää kaiken tai osan sijoitetusta pääomasta. Jos tuomioistuimessa pannaan vireille Sulautumisesitteeseen sisältyviä tietoja koskeva kanne, kantajana toimiva sijoittaja voi sovellettavan lainsäädännön mukaan joutua ennen oikeudenkäynnin vireillepanoa vastaamaan Sulautumisesitteen käännöskustannuksista. Tieto ja EVRY vastaavat siviilioikeudellisesti tästä tiivistelmästä vain, jos tiivistelmä on harhaanjohtava, epätarkka tai epäjohdonmukainen suhteessa Sulautumisesitteen muihin osiin tai jos tiivistelmässä ei anneta yhdessä Sulautumisesitteen muiden osien kanssa keskeisiä tietoja sijoittajien auttamiseksi, kun he harkitsevat sijoittamista Tiedon liikkeeseenlaskemiin arvopapereihin.

Liikkeeseenlaskijan nimi ja yhteystiedot ovat seuraavat:

Yhtiö: Tieto Oyj

Yritys- ja yhteisötunnus: 0101138-5

Oikeushenkilötunnus (LEI): 549300EW2KM4KROKQV31

Kotipaikka: Espoo, Suomi

Osoite: Keilalahdentie 2-4, 02150 Espoo, Suomi

Tiedon osakkeet ovat kaupankäynnin kohteena Nasdaq Helsingissä kaupankäyntitunnuksella “TIETO” ja Nasdaq Tukholmassa kaupankäyntitunnuksella “TIETOS” (ISIN-koodi: FI0009000277).

Sulautuvan yhtiön nimi ja yhteystiedot ovat seuraavat:

Yhtiö: EVRY ASA

Yritys- ja yhteisötunnus: 934 382 404

Oikeushenkilötunnus (LEI): 213800IW4PWKHQ146O24

Kotipaikka: Fornebu, Bærum, Norja

Osoite: Snarøyveien 30A, 1360 Fornebu, Bærum, Norja

EVRY:n osakkeet ovat kaupankäynnin kohteena Oslo Børsissa ticker-koodilla “EVRY” (ISIN-koodi: NO0010019649).

Jäljempänä termi “Yhdistynyt Yhtiö” viittaa Tietoon Tiedon ja EVRY:n sulautumisen täytäntöönpanon rekisteröintipäivästä (“Täytäntöönpanopäivä”) eteenpäin.

Sulautumisesitteen on 8.8.2019 hyväksynyt Finanssivalvonta, joka on asetuksessa (EU) 2017/1129 tarkoitettu toimivaltainen viranomainen. Finanssivalvonta hyväksyy tämän sulautumisesitteen vain siltä osin, että se täyttää asetuksen (EU) 2017/1129 mukaiset kattavuutta, ymmärrettävyyttä ja johdonmukaisuutta koskevat vaatimukset. Tätä hyväksyntää ei tule pitää osoituksena sen liikkeeseenlaskijan hyväksynnästä, jota tämä sulautumisesite koskee. Hyväksymispäätöksen diaarinumero on FIVA 36/02.05.04/2019. Sulautumisesitteen hyväksyvän viranomaisen eli Finanssivalvonnan nimi ja yhteystiedot ovat seuraavat: Finanssivalvonta, Postilokero 103, 00101 Helsinki, Suomi, Puh. +358 9 183 51, sähköposti: kirjaamo@finanssivalvonta.fi. Sulautumisesite sisältää suomenkielisen käännöksen tiivistelmästä, josta vastaa Tieto, lukuun ottamatta EVRY:ä koskevia tietoja, joista vastaa EVRY.

Keskeisiä tietoja Tiedosta ja EVRY:stä

Kuka on arvopapereiden liikkeeseenlaskija?

Liikkeeseenlaskijan virallinen ja liiketoiminnassa käytettävä toiminimi on suomeksi Tieto Oyj, ruotsiksi Tieto Abp ja englanniksi Tieto Corporation. Tieto on Suomessa perustettu julkinen osakeyhtiö, johon sovelletaan Suomen lakia.

Yleistä

Tieto on yksi Pohjoismaiden suurimmista ohjelmisto- ja IT-palveluyrityksistä. Yhtiön korkean lisäarvon palvelut kattavat uudet datakeskeiset palvelut, liiketoimintakriittiset ohjelmistoratkaisut, infrastruktuuripalvelut, ja näihin liittyvän osaamisen, jolla tuetaan asiakkaiden liiketoiminnan digitaalista uudistamista sekä tuotekehityspalvelut. Tieto konsultoi ja tukee asiakkaita uusien palvelujen kehittämisessä sekä toimittaa ja ylläpitää ratkaisuja.

Tieto tarjoaa IT-palveluita sekä yksityiselle että julkiselle sektorille. Tiedon päämarkkinat ovat Pohjoismaissa, ja sen toiminta on kansainvälistä valikoitujen toimialakohtaisten ohjelmistotuotteiden, tuotekehityspalveluiden ja kansainvälisten jakelukeskusten ansiosta. Vuonna 2018 Tiedon liikevaihto oli noin 1,60 miljardia euroa, ja Tieto työlllisti keskimäärin 14 907 henkilöä, toimien lähes 20 maassa.

Toimintamalli

Tiedon toimintamalli koostuu neljästä liiketoiminnosta, jotka muodostavat IFRS:n mukaiset raportoitavat toimintasegmentit, sekä maakohtaisista toiminnoista. Liiketoiminnot ovat Digital Experience, Hybrid Infra, Industry Software ja Product Development Services.

Digital Experience kattaa konsultointipalveluja kuten palvelukokemusten suunnittelu, älykäs datan hyödyntäminen, IT-arkkitehtuurikonsultointi sekä perinteisten ohjelmistopakettien ja palveluina tarjottavien pilvessä sijaitsevien ohjelmistoratkaisujen implementoiminen, järjestelmäintegraatiopalvelut sekä sovellusten kehittäminen ja hallinta.

Hybrid Infra tarjoaa yrityksille eri toimialoilla ja julkiselle sektorille IT-infrastruktuuripalveluita kattaen laajan teknologiavalikoiman.

Industry Software tarjoaa toimialapohjaisia ohjelmistotuotteita asiakkaiden liiketoimintakriittisiin prosesseihin finanssitoimialalle, julkiselle sektorille sekä terveydenhuolto- ja hyvinvointipalveluihin, metsäteollisuudelle sekä energia-, öljy- ja kaasuteollisuudelle.

Product Development Services tarjoaa ohjelmistojen tuotekehityspalveluita. Product Development Services liiketoiminnan tarjoamat palvelut täydentävät tyypillisesti asiakkaiden omia tuotekehitystoimintoja ja tästä johtuen tarjoavat joustavuutta asiakkaan kehitystoimiin.

Osakkeet ja omistus

Yli 5% tai enemmän Tiedon osakkeista omistavien osakkeenomistajien tulee ilmoittaa omistuksensa Suomen arvopaperimarkkinalain (746/2012, muutoksineen) mukaisesti. Seuraavassa taulukossa esitetään osakkeenomistajat, jotka omistavat Tiedon osakkeista 5% tai enemmän Tiedolla 5.8.2019 olleen tietämyksen mukaan.

Osakkeenomistaja	Osakkeiden lukumäärä	% osakkeista ja äänistä
Cevian Capital[1]	11 004 295	14,8
Solidium Oy	7 415 418	10,0
Silchester International Investors LLP[2]	7 401 027	10,0

[1] Euroclear Finland Oy:n tietojen perusteella Cevian Capitalin omistus 31.3.2019 oli 11 004 295 osaketta, mikä edustaa 14,8% osakkeista ja äänistä.

[2] Silchester International Investors LLP ilmoitti 23.7.2015, että sen omistus Tieto Oyj:ssä oli 7 401 027 osaketta, mikä edustaa 10,0% osakkeista ja äänistä.

Millään Tiedon osakkeenomistajista ei ole määräysvaltaa Tiedossa Suomen arvopaperimarkkinalain 2 luvun 4 §:ssä säädetyllä tavalla. Jokainen Tiedon osake oikeuttaa yhtiökokouksessa yhteen ääneen. Tiedon yhtiöjärjestyksen mukaan kukaan osakkeenomistaja ei saa kuitenkaan yhtiökokouksessa äänestää enemmällä kuin yhdellä viidesosalla (1/5) kokouksessa edustetusta äänimäärästä.

Tieto ei ole tietoinen mistään järjestelyistä sen osakkeenomistajien välillä, jotka voisivat olla merkityksellisiä osakkeenomistuksen tai yhtiökokouksessa käytettävien äänioikeuksien kannalta tai mistään järjestelyistä, jotka voivat tulevaisuudessa johtaa määräysvallan vaihtumiseen Tiedossa.

Johdon avainhenkilöt ja tilintarkastaja

Tiedon hallituksen jäsenet ovat Kurt Jofs (puheenjohtaja), Harri-Pekka Kaukonen (varapuheenjohtaja), Timo Ahopelto, Liselotte Hägertz Engstam, Tomas Franzén, Johanna Lamminen, Niko Pakalén, Endre Rangnes, Esa Koskinen (henkilöstön edustaja) ja Robert Spinelli (henkilöstön edustaja). Tieto-konsernin toimivan johdon muodostavat Kimmo Alkio (toimitusjohtaja) ja johtoryhmä, johon kuuluvat Håkan Dahlström (Managing Partner, Ruotsi), Kishore Ghadiyaram (Chief of Strategy), Tomi Hyryläinen (Chief Financial Officer), Ari Järvelä (Head of Centers of Excellence), Satu Kiiskinen (Managing Partner, Suomi), Katariina Kravi (Chief People and Culture Officer), Tom Leskinen (Head of Product Development Services), Julius Manni (Chief of Experience), Thomas Nordås (Managing Partner, Norja), Christian Segersven (Head of Industry Software), Markus Suomi (Chief of Technology and Quality) ja Petteri Uljas (Head of Hybrid Infra).

Tiedon lakisääteinen tilintarkastaja on tilintarkastusyhteisö Deloitte Oy. KHT Jukka Vattulainen toimii päävastuullisena tilintarkastajana.

Mitä ovat liikkeeseenlaskijaa koskevat keskeiset taloudelliset tiedot?

Alla esitettävät valikoidut historialliset keskeiset taloudelliset tiedot ovat peräisin IFRS-standardien mukaisesti 31.12.2018 päättyneeltä tilikaudelta laaditusta Tiedon tilintarkastetusta konsernitilinpäätöksestä, sekä IAS 34 -standardin mukaisesti laaditusta Tiedon tilintarkastamattomista osavuosikatsauksista 30.6.2019 päättyneeltä kuuden kuukauden jaksolta ja 30.9.2019 päättyneeltä yhdeksän kuukauden jaksolta.*

30.6.2019 päättyneeltä kuuden kuukauden jaksolta laaditun tilintarkastamattoman osavuosikatsauksen sekä 30.9.2019 päättyneeltä yhdeksän kuukauden jaksolta laaditun tilintarkastamattoman osavuosikatsauksen.*laatimisessa sovelletut tilinpäätösperiaatteet ovat yhdenmukaisia 31.12. päättyneen tilikauden tilinpäätöksessä käytettyjen tilinpäätösperiaatteiden kanssa lukuun ottamatta IFRS 16:n käyttöönottoa. IFRS 16 käyttöönotolla ei ole vaikutusta Tieto-konsernin omaan pääomaan.

Seuraavassa taulukossa esitetään Tiedon keskeiset tunnusluvut mainituilta ajanjaksoilta:

	1.1.–30.9. *		1.1.–30.6.		1.1.–31.12.
	2019*	2018*	2019	2018	2018
	(tilintarkastamaton) *		(tilintarkastamaton)		(tilintarkastet tu ellei toisin ilmoitettu)
(miljoonaa euroa, ellei toisin ilmoitettu)
TUNNUSLUKUJA
Konserniraportointi, IFRS
Liikevaihto, milj. euroa	1 191,2*	1 177,6*	811,6	810,5	1 599,5
Liikevoitto (EBIT), milj. euroa	92,7*	109,0*	54,9	68,6	154,7
Liikevoitto (EBIT), %	7,8*	9,3*	6,8	8,5	9,7
Tilikauden/jakson voitto	67,0*	87,6*	45,2	54,6	123,2
Osakekohtainen tulos, euroa
Laimentamaton	0,91*	1,19*	0,61	0,74	1,67
Laimennusvaikutuksella oikaistu	0,91*	1,18*	0,61	0,74	1,66
Korollinen nettovelka, milj. euroa	309,1*	199,7*	362,5	209,2	137,4
Liiketoiminnan rahavirta, milj. euroa	150,0*	92,5*	80,4	73,8	174,2
Investointien rahavirta	-38,0*	-29,0*	-25,1	-21,2	-49,3
Rahoituksen rahavirta	-198,7*	-92,1*	-149,8	-66,7	-41,2
Varat yhteensä	1 231,7*	1 099,8*	1 280,3	1 114,3	1 197,6
Oma pääoma yhtensä	421,8*	445,3*	415,3	409,5	482,5

Kuka on sulautuva yhtiö?

Sulautuvan yhtiön virallinen nimi ja liiketoiminnassa käytettävä toiminimi on EVRY ASA. EVRY on Norjassa rekisteröity Norjan lain alainen julkinen osakeyhtiö.

Yleistä

EVRY on Pohjoismaiden johtava yhtiö IT-palveluiden alalla tavoitteenaan tukea ihmisten, yritysten ja yhteiskunnan edelläkävijyyttä ja tuottaa näille arvoa digitaalisten palveluiden avulla. EVRY:llä on Pohjoismaissa yli 10 000 asiakkaan laaja ja vakaa asiakaskunta, johon kuuluu muun muassa paikallis- ja keskushallintoja, suuria kansainvälisiä ja paikallisia yritysasiakkaita ja pieniä ja keskisuuria yrityksiä (”PK-yritys”) sekä Norjan 30 suurinta pankkia. EVRY tarjoaa asiakkailleen laajan valikoiman palveluita ja ohjelmistoja, jotka on suunniteltu täyttämään asiakkaiden kaikki tarpeet, mukaan lukien neuvonta- ja konsulttipalvelut, toimialakohtaiset ohjelmistot sekä räätälöityjen ratkaisujen ja IT-toimintojen suunnittelu, toteutus ja ylläpito.

EVRY toimii pääasiassa Norjassa ja Ruotsissa erittäin asiakaskeskeisellä lähestymistavalla omistautuneen henkilöstönsä avulla, jolla on perusteellista teknistä osaamista ja asiantuntemusta useilta eri toimialoilta tai toimialalta mukaan lukien pankki- ja rahoituslaitokset, julkinen sektori, terveydenhoito- ja vakuutusala. EVRY on Norjan markkinan johtava IT-palveluiden tuottaja ja yksi johtavista IT-palveluiden tuottajista usealla toimialalla Ruotsissa. Lisäksi EVRY on Pohjoismaiden suurin yritysten IT-palveluiden (muun muassa pankki- ja maksuohjelmistot ja -ratkaisut) tuottaja vähittäispankkitoiminta- ja arvopaperialalla ulkoisten IT-menojen perusteella mitattuna. EVRY:llä on 8 807 kokoaikaista työntekijää Norjassa, Ruotsissa, Tanskassa, Suomessa, Intiassa, Yhdistyneessä kuningaskunnassa, Puolassa, Ukrainassa, Latviassa, Bulgariassa ja Yhdysvalloissa.

Toimintasegmentit

EVRY jakaantuu seuraaviin liiketoiminta-alueisiin: EVRY Financial Services, EVRY Norway ja EVRY Sweden, jotka vastaavat asiakassuhteista ja asiakaspalvelusta.

EVRY Financial Services on toimiala, joka vastaa EVRY:n palveluista kansainvälisesti pankki- ja rahoitusalan asiakkaille. Liiketoiminta-alue tarjoaa pankeille laajan ja kattavan valikoiman ratkaisuja, jotka tukevat pankkien jatkuvan muutosprosessin hallinnointia ja edistävät seuraavan sukupolven pankki- ja maksupalveluita.

EVRY Norway ja EVRY Sweden palvelevat kaikkia muita toimialoja omilla markkinoillaan keskittyen erityisesti julkiseen sektoriin, terveydenhoitoalaan, vähittäismyyntiin ja logistiikkaan, teollisuus- ja palveluyrityksiin sekä pieniin ja keskisuuriin yrityksiin.

EVRY Norway toimittaa liiketoiminnan kannalta kriittisiä ratkaisuja monelle kohdennetulle toimialalle yksityisellä ja julkisella sektorilla. Sen asiakkaisiin kuuluu Norjan suurimpia organisaatioita. Jokaisella toimialalla EVRY on täyden palvelun IT-palvelujen tuottaja läpi koko arvoketjun infrastruktuurista ja käyttöpalveluista liiketoimintaprosessien järjestelmiin, sovelluksiin, konsulttipalveluihin, yhteistyöratkaisuihin ja innovaatioratkaisuihin.

EVRY Sweden tarjoaa kaikkea strategisesta neuvonnasta ja konsulttipalveluista kokonaisvaltaisiin ratkaisuihin ja IT-käyttöpalveluihin. Sillä on toimitusvalmiudet palvella pieniä, keskikokoisia ja suuria asiakkaita.

Osakkeet ja omistus

Yli 5% tai enemmän EVRY:n osakkeista omistavien osakkeenomistajien tulee ilmoittaa omistuksensa Norjan arvopaperikauppalain mukaisesti. Seuraavassa taulukossa esitetään Norjan arvopaperikeskukseen 5.8.2019 rekisteröidyt osakkeenomistajat, jotka omistavat EVRY:n osakkeista 5% tai enemmän.

Osakkeenomistaja	Osakkeiden lukumäärä	% osakkeista ja äänistä
LYNGEN HOLDCO S.A.R.L.[1]	201 410 067	54,32
FOLKETRYGDFONDET	19 462 118	5,25
POLYGON (PE) HOLDINGS LTD	19 444 554	5,24
[1] Lyngen Holdco S.A.R.L on yhtiö, jonka omistavat rahastot, joiden neuvonantajana toimii Apax Partners LLP.

EVRY:llä on yksi osakelaji ja jokaisella osakkeella on yhtäläiset äänioikeudet.

Lyngen Holdco S.A.R.L, joka omistaa 54,32% EVRY:n osakkeista 5.8.2019, voisi käyttää määräysvaltaansa yhtiössä. Tämän lisäksi EVRY ei ole tietoinen henkilöistä tai tahoista, jotka suoraan tai epäsuorasti, yhdessä tai erikseen, käyttävät tai voisivat käyttää määräysvaltaansa EVRY:ssä.

Tämän Sulautumisesitteen päivämääränä EVRY ei ole tietoinen mistään järjestelyistä, joiden johdosta määräysvalta EVRY:ssä saattaisi vaihtua myöhempänä ajankohtana.

Johdon avainhenkilöt ja tilintarkastaja

EVRY:n hallituksen jäsenet ovat Salim Nathoo (puheenjohtaja), Rohan Haldea, Louise Søndergaard, Kristin Krohn Devold, Leif Teksum, Malin Persson, Bente Lennertzen (työntekijöiden valitsema), Jenny Lindh (työntekijöiden valitsema), Tommy Sander Aldrin (työntekijöiden valitsema) ja Sigve Sandvik Lærdal (työntekijöiden valitsema). EVRY:n johtoryhmään kuuluvat Per Hove (toimitusjohtaja), Nina Mortensen (siirtymäkauden talousjohtaja),* Wiljar Nesse (Executive Vice President, EVRY Financial Services), Malin Fors-Skjæveland (Executive Vice President for Sales Excellence), Daniel Nordstad Grönquist (Executive Vice President, Strategy), Asta Ellingsen Stenhagen (Executive Vice President, Legal and Risk), Christian Pedersen (Executive Vice President, EVRY Norway and EVRY Nordic Consulting), Karin Schreil (Executive Vice President, EVRY Sweden), Johan Torstensson (Executive Vice President, Digital Platform Services), Trond Vinje (Executive Vice President, Human Resources) ja Unni Strømstad (Executive Vice President, Group Communications and Marketing).

EVRY:n lakisääteinen tilintarkastaja on tilintarkastusyhteisö Ernst & Young AS ja päävastuullisena tilintarkastajana toimii KHT Asbjørn Ler.

Mitä ovat sulautuvaa yhtiötä koskevat keskeiset taloudelliset tiedot?

EVRY:n konsernitilinpäätös 31.12.2018 päättyneeltä tilikaudelta on laadittu EU:n käyttöönottamien kansainvälisten tilinpäätösstandardien (IFRS) mukaisesti.

Alla esitetyt valikoidut historialliset taloudelliset tiedot ovat peräisin IFRS:n mukaisesti laaditusta EVRY:n tilintarkastetusta konsernitilinpäätöksestä 31.12.2018 päättyneeltä tilikaudelta sekä IAS 34 -standardin mukaisesti laadituista EVRY:n tilintarkastamattomista osavuosikatsauksista 30.6.2019 päättyneeltä kuuden kuukauden jaksolta ja 30.9.2019 päättyneeltä yhdeksän kuukauden jaksolta.*

Seuraavassa taulukossa esitetään EVRY:n keskeisimmät taloudelliset tiedot ilmoitetuilta jaksoilta. 30.6.2019 ja 30.6.2018 päättyneiltä kuuden kuukauden jaksoilta sekä 30.9.2019 ja 30.9.2018 päättyneiltä yhdeksän kuukauden jaksoilta* esitetyt luvut ovat tilintarkastamattomia. 31.12.2018 päättyneeltä tilikaudelta esitetyt luvut ovat tilintarkastamattomia, ellei toisin ole mainittu.

	1.1.–30.9.*		1.1.–30.6.		1.1.–31.12.
	2019*	2018*	2019	2018	2018
	(tilintarkastamaton)*		(tilintarkastamaton)		(tilintarkasta- maton, ellei toisin mainittu)
(miljoonaa Norjan kruunua, ellei toisin ilmoitettu)
Liikevaihto	9 599*	9 499*	6 507	6 494	12 912[1]
Liikevoitto (EBIT)	809*	749*	500	444	1 021,3[1]
Liikevoittomarginaali	8,43%*	7,90%*	7,7%	6,8%	7,9%
Kauden voitto/tappio	409*	421*	250	213	639,7[1]
Nettovoittomarginaali	4,27%*	4,43%*	3,8%	3,3%	5,0%
Orgaaninen kasvu	0,9%*	3,9%*	0,1%	3,9%	3,0%
Osakekohtainen tulos	1,10*	1,13*	0,67	0,57	1,73
Korolliset nettovelat (miljoonaa Norjan kruunua)	6 719*	4 807*	6 713	4 689	4 104
Varat yhteensä	13 194*	11 039*	13 009	10 881	11 596,4[1]
Oma pääoma yhteensä	2 756*	2 688*	2 538	2 486	2 983,9[1]
Liiketoiminnan rahavirta	283*	-186*	98	-196	713[1]
Investointien rahavirta	-380*	-409*	-237	-302	-534,0[1]
Rahoituksen rahavirta	-58*	-22*	-155	-239	-414,0[1]
[1] Tilintarkastettu.

Tilintarkastamattomat pro forma -taloudelliset tiedot

Tilintarkastamattomissa pro forma -taloudellisissa tiedoissa ja selittävissä liitetiedoissa esitetään, miltä Tiedon tuloslaskelmat ja tase olisivat mahdollisesti näyttäneet, jos liiketoiminnat olisi tosiasiallisesti yhdistetty ja Tiedon pääomarakenne kuvastaisi Sulautumista alla mainittuina ajankohtina. Seuraavat tilintarkastamattomat pro forma -taloudelliset tiedoton esitetty ainoastaan havainnollistamaan Sulautumisen vaikutuksia Tiedon taloudellisiin tietoihin. Tilintarkastamaton yhdistetty pro forma -tase 30.6.2019 on laadittu ikään kuin Sulautuminen olisi toteutunut kyseisenä päivänä. Tilintarkastamattomat yhdistetyt pro forma -tuloslaskelmat 30.6.2019 päättyneeltä kuuden kuukauden jaksolta sekä 31.12.2018 päättyneeltä tilikaudelta on laadittu ikään kuin Sulautuminen olisi toteutunut 1.1.2018. Tilintarkastamattomat pro forma -taloudelliset tiedot on laadittu Komission Delegoidun asetuksen (EU) 2019/980, muutoksineen, liitteen 20 mukaisesti ja Tiedon tilintarkastettuun konsernitilinpäätökseen sovellettavien tilinpäätösperiaatteiden mukaisesti.

Sulautumisvastike on määritetty perustuen Sulautumisvastikeosakkeiden käypään arvoon ja Sulautumisvastikekäteisen osuuteen. Liikkeeseen laskettavien Sulautumisvastikeosakkeiden kokonaismäärän oletetaan olevan 44 316 519 osaketta (ilman EVRY:n omistamia omia osakkeita tai Tiedon omistamia EVRY:n osakkeita) ja niiden käypä arvo on yhteensä 1 154,9 milj. euroa perustuen Tiedon osakkeen päätöskurssiin 26,06 euroa Nasdaq Helsingissä 28.6.2019.

Viiden prosentin lasku Tiedon osakkeen hinnassa pienentäisi oletettua Sulautumisvastiketta ja pienentäisi edelleen liikearvoa ja sijoitetun vapaan oman pääoman rahastoa noin 58 miljoonalla eurolla. Vastaavasti viiden prosentin nousu Tiedon osakkeen hinnassa kasvattaisi oletettua Sulautumisvastiketta ja kasvattaisi edelleen liikearvoa ja sijoitetun vapaan oman pääoman rahastoa noin 58 miljoonalla eurolla. Tiedon osakkeen hinnan vaihtelulla ei ole vaikutusta Sulautumisvastikkeena annettavien Sulautumisvastikeosakkeiden määrään sovitusta vaihtosuhteesta johtuen (0,12 Tiedon uutta osaketta jokaista EVRY:n osaketta kohden).

Seuraavassa taulukossa esitetään keskeiset tunnusluvut, jotka sisältyvät tilintarkastamattomaan yhdistettyyn pro forma -taseeseen 30.6.2019:

(miljoonaa euroa)	Tieto historiallinen (tilin- tarkastamaton)	EVRY historiallinen uudelleen- luokiteltu	Sulautuminen	Yhdistynyt Yhtiö pro forma
Varat yhteensä	1 280,3	1 342,0	1 073,0	3 695,2
Oma pääoma yhteensä	415,3	261,8	863,4	1 540,5

Seuraavassa taulukossa esitetään keskeiset tunnusluvut, jotka sisältyvät tilintarkastamattomaan Pro Forma -tuloslaskelmaan 30.6.2019 päättyneeltä kuuden kuukauden jaksolta:

(miljoonaa euroa, ellei toisin ilmoitettu)	Tieto historiallinen (tilin- tarkastamaton)	EVRY historiallinen uudelleen- luokiteltu	Sulautuminen	Yhdistynyt Yhtiö pro forma
Liikevaihto	811,6	668,8	-	1 480,4
Liikevoitto (EBIT)	54,9	51,4	-22,4	83,9
Tilikauden voitto	45,2	25,7	-16,3	54,5
Emoyhtiön omistajille kuuluvasta voitosta laskettu osakekohtainen tulos, euroa/osake
Laimentamaton	0,61	-	-	0,46
Laimennettu	0,61	-	-	0,46

Seuraavassa taulukossa esitetään keskeiset tunnusluvut, jotka sisältyvät tilintarkastamattomaan Pro Forma -tuloslaskelmaan 31.12.2018 päättyneeltä tilikaudelta:

(miljoonaa euroa, ellei toisin ilmoitettu)	Tieto historiallinen (tilintarkastettu)	EVRY historiallinen uudelleen-luokiteltu	Sulautuminen	Yhdistynyt Yhtiö pro forma
Liikevaihto	1 599,5	1 344,9	-	2 944,4
Liikevoitto (EBIT)	154,7	106,4	-76,7	184,4
Tilikauden voitto	123,2	66,6	-59,2	130,6
Emoyhtiön omistajille kuuluvasta voitosta laskettu osakekohtainen tulos, euroa/osake
Laimentamaton	1,67	-	-	1,11
Laimennettu	1,66	-	-	1,10

Mitkä ovat Yhdistyneelle Yhtiölle keskeiset riskit?

●	Epävarmuuksilla Yhdistyneen Yhtiön pääasiallisilla markkinoilla Pohjoismaissa, muissa keskeisissä toimintamaissa tai globaalissa taloudessa ja rahoitusmarkkinoilla voi olla haitallinen vaikutus Yhdistyneeseen Yhtiöön.
●	Yhdistynyt Yhtiö saattaa epäonnistua uudistetun strategiansa toteuttamisessa nopeasti muuttuvassa IT-palveluiden markkinassa.
●	Yhdistynyt Yhtiö kohtaa ankaraa kilpailua sopimuksista, mikä saattaa vaikuttaa sen liiketoiminnan volyymiin ja kannattavuuteen.
●	Yhdistyneen Yhtiön liiketoiminta on riippuvainen tietyistä tärkeistä asiakkaista sekä näiden toimialoihin vaikuttavista trendeistä.
●	Tietojärjestelmien toimintahäiriöillä tai tietoturvaloukkauksilla voi olla haitallinen vaikutus Yhdistyneen Yhtiön palveluiden jatkuvuuteen ja ammatilliseen maineeseen.
●	Yhdistyneen Yhtiön liiketoiminta on riippuvainen sen suhteista toimittajiin ja muihin kolmansiin osapuoliin sekä näiden tarjoamien palveluiden laadusta.
●	Avainasemassa olevien johtohenkilöiden tai työntekijöiden menettämisellä tai epäonnistumisella uusien osaajien rekrytoinnissa voi olla haitallinen vaikutus Yhdistyneen Yhtiön liiketoimintaan.
●	Työntekijöihin liittyvien kulujen kasvaminen voi vaikuttaa haitallisesti Yhdistyneen Yhtiön kannattavuuteen.

●	Yhdistyneen Yhtiön tulee noudattaa ankaraa tietosuojaa sekä yksityisyyttä koskevaa sääntelyä, minkä johdosta se voi joutua viranomaistoimien tai rangaistusten kohteeksi.
●	Yhdistyneen Yhtiön toimintaan usealla lainkäyttöalueella liittyy sääntelyn noudattamista koskevia riskejä.
●	Muutokset nykyisissä arvonlisäverotusta koskevissa poikkeuksissa Norjassa voivat kasvattaa Yhdistyneen Yhtiön verovelvoitteita.
●	Yhdistynyt Yhtiö altistuu valuuttakurssien vaihteluista johtuville translaatio- ja transaktioriskeille.

Keskeiset tiedot arvopapereista

Mitkä ovat arvopapereiden keskeiset ominaisuudet?

Tiedon osakkeet on rekisteröity suomalaisessa ja ruotsalaisessa arvo-osuusjärjestelmässä. Osakkeiden kaupankäyntikoodi Nasdaq Helsingissä on TIETO ja Nasdaq Tukholmassa TIETOS. Tiedolla on yksi osakesarja, jonka ISIN-tunnus on FI0009000277.

EVRY:n osakkeenomistajat saavat arvo-osuustilikohtaisesti sulautumisvastikkeena 0,1200 Tiedon uutta osaketta jokaista omistamaansa EVRY:n osaketta kohden (“Sulautumisvastikeosakkeet”). Sulautumisvastikeosakkeiden lisäksi EVRY:n osakkeenomistajat saavat sulautumisvastikkeena 5,28 Norjan kruunua rahana jokaista omistamaansa EVRY:n osaketta kohden (“Sulautumisvastikekäteinen”). Ensisijaisena vaihtoehtona Tieto odottaa toimittavansa Sulautumisvastikeosakkeet osaketalletusetuusjärjestelyn kautta Norjan arvopaperikeskuksessa (jäljempänä “VPS”). Toissijaisina vaihtoehtoina Sulautumisvastikeosakkeet voidaan toimittaa suoraan omistettuina Yhdistyneen Yhtiön osakkeina Euroclear Finland Oy:n (jäljempänä “Euroclear Finland”) ylläpitämässä arvo-osuusjärjestelmässä tai VPS:issa rekisteröityinä osaketalletustodistuksina. Sulautumisvastikekäteiseen yhdessä Sulautumisvastikeosakkeiden kanssa viitataan jäljempänä yhdessä termillä “Sulautumisvastike”.

Sulautumisvastikeosakkeet vastaavat Tiedon olemassa olevaa osakesarjaa. Sulautumisvastikeosakkeiden kaupankäyntivaluutta on Nasdaq Helsingissä euro ja Nasdaq Tukholmassa Ruotsin kruunu. Yhtiön antamien Sulautumisvastikeosakkeiden lukumäärä on noin 44 316 519 osaketta ja Yhdistyneen Yhtiön kokonaisosakemäärä olisi siten 118 425 771 (kukin yksittäin “Osake” ja yhdessä “Osakkeet”). Sulautumisvastikeosakkeilla ei ole nimellisarvoa.

Sulautumisvastikeosakkeisiin liittyvät oikeudet sisältävät muun muassa etuoikeuden merkitä uusia osakkeita Yhdistyneessä Yhtiössä, oikeuden osallistua yhtiökokoukseen ja käyttää yhtiökokouksessa äänioikeutta, oikeuden osinkoon ja muuhun vapaan oman pääoman varojenjakoon ja oikeuden vaatia osakkeiden lunastusta käypään hintaan osakkeenomistajalta, joka omistaa yli 90% kaikista osakkeista ja äänistä Yhdistyneessä Yhtiössä, sekä muut osakeyhtiölain mukaiset yleiset oikeudet. Sulautumisvastikeosakkeet ovat vapaasti luovutettavissa.

Jokainen Sulautumisvastikeosake oikeuttaa omistajansa yhteen ääneen Yhdistyneen Yhtiön yhtiökokouksessa.

Yhdistynyt Yhtiö odottaa voivansa pitää yllä houkuttelevaa osinkokäytäntöä. Yhdistynyt Yhtiö tulee päättämään osingonjakopolitiikastaan Täytäntöönpanopäivän jälkeen ja arvioimaan vuosittain osingonjaon ja muun vapaan pääoman palautuksen edellytykset. Tiedon tai EVRY:n edellisinä tilikausina maksamat osingot tai vapaan pääoman palautukset eivät ole tae Yhdistyneen Yhtiön maksamien osinkojen tai pääoman palautusten määrästä tulevina tilikausina, jos niitä jaetaan. Ei ole takeita siitä, että Yhdistynyt Yhtiö tulee jakamaan osinkoa tai pääoman palautusta tulevaisuudessa.

Missä arvopapereilla tullaan käymään kauppaa?

Tieto hakee sen liikkeeseen laskemien Sulautumisvastikeosakkeiden ottamista julkisen kaupankäynnin kohteeksi Nasdaq Helsingissä sekä Nasdaq Tukholmassa. Kaupankäynnin Euroclear Finlandiin rekisteröidyillä Sulautumisvastikeosakkeilla odotetaan alkavan arviolta Täytäntöönpanopäivänä tai niin pian kuin mahdollista sen jälkeen.

Tieto ja EVRY pyrkivät lisäksi varmistamaan, että ensisijaisesti Yhdistyneen Yhtiön Osakkeet osaketalletusetuusjärjestelyn kautta tai toissijaisesti sen osaketalletustodistukset tai suoraan omistettavat osakkeet tullaan lisäksi listaamaan Oslo Børsiin Sulautumisen täytäntöönpanon yhteydessä tai niin pian kuin mahdollista sen jälkeen (“Oslon Listaus”).

Mitkä ovat arvopapereihin liittyvät keskeiset riskit?

●	Yhdistynyt Yhtiö ei välttämättä pysty saavuttamaan osaa Sulautumisen arvioiduista hyödyistä tai mitään niistä tällä hetkellä arvioidulla tavalla tai arvioidussa aikataulussa, jos ollenkaan, ja arvioidut täytäntöönpanokustannukset voivat ylittyä.
●	Useat seikat voivat aiheuttaa Sulautumisen toteutumatta jäämisen tai toteutumisen viivästymisen.
●	Osakkeiden markkina-arvo voi vaihdella merkittävästi, mikä voi johtaa siihen, että sijoittajat menettävät sijoittamansa pääoman kokonaan tai osittain.
●	Yhdistynyt Yhtiö ei välttämättä pysty maksamaan tai se voi päättää olla maksamatta osinkoa tai muuta vapaan oman pääoman palautusta tulevaisuudessa.
●	Sulautumisvastiketta ei oikaista Tiedon tai EVRY:n osakkeiden markkinahintojen vaihteluiden taikka Norjan kruunun ja euron välisen valuuttakurssin vaihteluiden perusteella.
●	Sulautumisen onnistunut toteuttaminen on riippuvainen Uudesta Rahoituksesta, joka on altis valuuttakurssivaihteluille.
●	Oslon Listaus ei välttämättä toteudu odotetusti tai listaamista ei tapahdu ollenkaan, eikä ole mitään takeita siitä, että Oslon Listaus jatkuu määräämättömän ajan.
●	Sulautumisvastikeosakkeet odotetaan toimitettavan osaketalletusetuusjärjestelyn kautta, jolloin Sulautumisvastikeosakkeita saavia EVRY:n osakkeenomistajia pidettäisiin hallintarekisteröityinä osakkeenomistajina, minkä lisäksi toimitukseen liittyy myös muita riskejä, kuten:
●	osaketalletusetuusjärjestelyn kautta omistetuilla osakkeilla ei voi käydä kauppaa Oslo Børsissä ennen Oslon Listauksen toteutumista, josta ei ole takeita;
●	siinä tapauksessa, että Oslon Listaus tapahtuu, Oslo Børsiin osaketalletusetuusjärjestelyn kautta listattujen osakkeiden markkinahinta ja likviditeetti voi poiketa Nasdaq Helsingissä tai Nasdaq Tukholmassa listattujen osakkeiden markkinahinnasta ja likviditeetistä ja niiden markkinahinta ja likviditeetti voivat vaihdella huomattavasti; ja
●	osakkeenomistajat, jotka omistavat osakkeensa osaketalletusetuusjärjestelyn kautta kantavat valuuttakurssiriskin, joka voi toteutua Norjan kruunun ja euron tai Norjan kruunun ja Ruotsin kruunun välisten valuuttakurssien heilahtelun myötä.

Keskeiset tiedot arvopapereiden yleisölle tarjoamisesta ja kaupankäynnin kohteeksi säännellyllä markkinalla ottamisesta

Miksi tämä Sulautumisesite on laadittu?

Tieto on laatinut ja julkistanut tämän Sulautumisesitteen Sulautumisvastikeosakkeiden liikkeeseenlaskemiseksi EVRY:n osakkeenomistajille, Sulautumisvastikeosakkeiden listaamiseksi Nasdaq Helsingissä ja Nasdaq Tukholmassa, sekä hakeakseen Oslon Listausta.

Yhdistymisen syyt ja yleiskatsaus Yhdistyneestä Yhtiöstä

Yhdistyneen Yhtiön nimi tulee olemaan TietoEVRY Oyj (ruotsiksi TietoEVRY Abp ja englanniksi TietoEVRY Corporation) ja sen kotipaikka tulee olemaan Espoossa. Yhdistynyt Yhtiö tulee olemaan digitaalisia palveluita ja ohjelmistoja tarjoava yhtiö, joka toimii pohjoismaisilla markkinoilla erityisesti Suomessa, Ruotsissa ja Norjassa. Sulautumisen tarkoituksena on luoda yksi Pohjoismaiden kilpailukykyisimmistä yrityksistä digitaalisten palveluiden ja ohjelmistoliiketoiminnan alueella. Yritysten yhteenlaskettu liikevaihto on noin 3 miljardia euroa. Yhdistyneen yhtiön 24 000 ammattilaista ovat tukemassa pohjoismaisten yritysten edelläkävijyyttä ja tuottamassa arvoa yhteiskunnalle digitaalisten palveluiden avulla. Sulautuminen tulee yhdistämään vahvan digitaalisen osaamisen ja toimialaratkaisut edistyksellisiin pilvi- ja infrastruktuuripalveluihin. Tiedon ja EVRY:n vahvojen ohjelmistotuote- ja osaamispääoma parantavat Yhdistyneen Yhtiön kilpailukykyä entisestään, mistä hyötyvät sekä asiakkaat että työntekijät. Lisäksi uudella yrityksellä on hyvät edellytykset kasvaa eri liiketoiminnoissa.

Yhdistynyt Yhtiö tarjoaa digitaalisia palveluita, konsultointia ja ohjelmistoja yrityksille ja julkisille instituutioille. Lisäksi Yhdistyneen Yhtiön odotetaan tarjoavan kattavia IT-palveluratkaisuja Pohjoismaiden markkinoille pitäen sisällään terveydenhuollon ja hyvinvoinnin sekä julkisen sektorin, jossa on odotettavissa laajoja kansallisia uudistuksia. Vahva läsnäolo Norjassa, Ruotsissa ja Suomessa yhdessä kansainvälisten jakelukeskusten kanssa tarjoaa hyvän pohjan tulevaisuuden kasvulle; Fintech-ratkaisut, toimialaratkaisut ja tuotekehityspalvelut muodostavat kärjen jatkuvalle kansainväliselle laajentumiselle. Yhdistämällä yritysten voimavarat investoida uusiin palveluihin ja osaamiseen luodaan aiempaakin paremmat edellytykset innovoinnille.

Tieto ja EVRY täydentävät toisiaan hyvin niin maantieteellisesti kuin palvelujen ja asiakaskunnan suhteen, ja Sulautumisen pohjalta syntyy laajin digitaalisten palveluiden yhteisö Pohjoismaissa. Sulautumisen odotetaan tuovan lisäarvoa osakkeenomistajille vuotuisten kustannus- ja pitkän aikavälin liikevaihtosynergioiden kautta, sekä luovan aiempaakin paremmat edellytykset innovoinnille suurempien investointien myötä.

Tavoitteena on saavuttaa noin 75 milj. euron vuotuiset kulusynergiat muun muassa toimitusten, myynnin ja hallinnon sekä investointien tuottavuuden tehostamisella. Tieto ja EVRY arvioivat, että noin 60% säästöistä syntyy vuoden 2021 loppuun mennessä ja noin 90% vuoden 2022 loppuun mennessä. Uusia kustannussynergioita tullaan kartoittamaan jatkuvasti. Tieto ja EVRY arvioivat, että toteuttamiseen liittyvät kertaluoteiset kustannukset ovat 120–140 miljoonaa euroa, ja niiden arvioidaan toteutuvan vuoteen 2022 mennessä.

Liikevaihtosynergioiden odotetaan toteutuvan erityisesti sovellusmodernisaatiossa, digitaalisessa konsultoinnissa, julkisissa pilvipalveluissa ja konsultoinnissa, sekä laajentumisessa finanssitoimialalla ja muissa toimialaratkaisuissa. Liikevaihtosynergioiden odotetaan kertyvän pitkällä aikavälillä.

Yhdistyneen Yhtiön raportointivelvollisuus

Tiedon raportointikielet ovat suomi ja englanti. Yhdistynyt Yhtiö noudattaa jatkossakin niitä tiedottamista ja hallinnointiperiaatteita koskevia sääntöjä ja määräyksiä, joita sovelletaan yhtiöön, jonka osakkeet ovat listattuna Nasdaq Helsingissä.

Yhdistyneen Yhtiön osakeomistuspohja ja osakkeenomistajien tuki

Yhdistymisen myötä Tiedon osakkeenomistajat omistavat noin 62,5% ja EVRY:n osakkeenomistajat noin 37,5% Yhdistyneen Yhtiön osakkeista. Sulautumisen toteutumisen seurauksena EVRY:n suurimmasta osakkeenomistajasta, Apax Partners LLP:n hallinnoimat rahastot toimien Lyngen Holdco S.A.R.L.:n kautta (“Apax”), tulee Yhdistyneen Yhtiön suurin osakkeenomistaja noin 20,4% omistusosuudella. Tiedon suurimmat osakkeenomistajat, Cevian Capital Partners Ltd (“Cevian”) ja Solidium Oy (“Solidium”), omistavat noin 9,3% ja 6,3% kumpikin.

Solidium tiedotti 19.6.2019, että se on ehdollisesti sopinut ostavansa noin 4,4 miljoonaa Tiedon osaketta Apaxilta. Suunniteltu osto ja myynti on ehdollinen ja riippuu muun ohella Tiedon ja EVRY:n välisen Sulautumisen toteutumisesta, ja se sisältää tavanomaisia ennakkoehtoja. Jos Solidiumin ja Apaxin välinen osakkeiden osto ja myynti toteutuu, Solidiumin omistus Yhdistyneessä Yhtiössä pysyisi 10,0%:ssa.

Cevian ja Solidium, jotka omistavat arviolta 25% Tiedon osakkeista ja äänistä, ja Apax, joka omistaa noin 54% EVRY:n osakkeista ja äänistä, ovat peruuttamattomasti sitoutuneet osallistumaan Tiedon ja EVRY:n ylimääräisiin yhtiökokouksiin sekä äänestämään sulautumisen puolesta.

Yhdistyneen Yhtiön hallinnointi

Konsultoituaan EVRY:n nimitysvaliokuntaa, Tiedon hallitus ja osakkeenomistajien nimitystoimikunta ehdottavat, että nykyisistä Tiedon hallituksen jäsenistä Timo Ahopelto, Tomas Franzén, Liselotte Hägertz Engstam, Harri-Pekka Kaukonen, Niko Pakalén ja Endre Rangnes valitaan ehdollisesti jatkamaan Yhdistyneen Yhtiön hallituksen jäseninä, ja että Rohan Haldea, Salim Nathoo ja Leif Teksum, joista kukin on EVRY:n nykyisen hallituksen jäsen, valitaan ehdollisesti Yhdistyneen Yhtiön hallituksen jäseniksi, ja että Tomas Franzén, Tiedon hallituksen nykyinen jäsen, valitaan ehdollisesti Yhdistyneen Yhtiön hallituksen puheenjohtajaksi, kukin toimikaudelle, joka alkaa Täytäntöönpanopäivänä ja päättyy Täytäntöönpanopäivää ensiksi seuraavan Yhdistyneen Yhtiön varsinaisen yhtiökokouksen päättyessä.

Tieto julkisti 29.10.2019 henkilöstön edustajat TietoEVRY Oyj:n hallitukseen.*

Henkilöstö on valinnut edustajikseen hallituksessa seuraavat henkilöt ja kullekin varajäsenet:*

●	Anders Palklint, Senior Project Manager, s. 1967 varajäsenenään Robert Spinelli, Customer Executive, s. 1957
●	Ilpo Waljus, Test Manager, s. 1974 varajäsenenään Jenni Tyynelä, Senior Test Engineer, s. 1974
●	Ola Hugo Jordhøy, Chief Consultant, s. 1956 varajäsenenään Sigve Sandvik Lærdal, Senior Consultant, s. 1966
●	Tommy Sander Aldrin, Chief Consultant, s. 1965 varajäsenenään Sigmund Ørjavik, Chief Consultant s. 1969*

Henkilöstön edustajat valitaan kahden vuoden mittaiseksi toimikaudeksi. Ensimmäinen toimikausi kuitenkin päättyy vuoden 2022 varsinaisen yhtiökokouksen päättyessä.*

Tiedon ylimääräisen yhtiökokouksen 3.9.2019 päätöksen mukaisesti henkilöstön nimittämien hallituksen jäsenten palkitsemisesta tullaan päättämään erikseen. Palkitseminen ei missään tilanteessa ylitä palkkiota, joka maksetaan muille hallituksen jäsenille.*

Tieto ja EVRY julkistivat 16.10.2019 yhdistyvän TietoEVRY:n johtoryhmän ja yhtiörakenteen. Maakohtaiset organisaatiot ja palvelualueet muodostavat TietoEVRY:n liiketoimintarakenteen.*

Maaorganisaatiot keskittyvät asiakaskokemuksen hallintaan ja tuovat asiakkaiden käyttöön yrityksen koko osaamisen. Palvelualueet keskittyvät palvelujen kehittämiseen ja parhaiden käytäntöjen hyödyntämiseen TietoEVRY:n kilpailukyvyn varmistamiseksi. Hallinnolliset toiminnot kuten CFO, HR, Operations ja Strategy keskittyvät tukemaan liiketoimintoja alueissa kuten strategia, taloushallinto, henkilöstön kehittäminen, viestintä, markkinointi, globaali toimitus ja liiketoiminnan kehittäminen. TietoEVRY:n integrointiin keskittyvä ohjelma kuuluu olennaisena osana yhtiörakenteeseen ja sen johtaja on osa johtoryhmää.*

TietoEVRY:n johtoryhmä muodostuu sulautumisen jälkeen seuraavista rooleista ja niihin nimitetyistä jäsenistä: *

●	Satu Kiiskinen, Managing Partner, Finland – toimii tällä hetkellä Tiedolla tehtävässä Managing Partner, Finland
●	Christian Pedersen, Managing Partner, Norway – toimii tällä hetkellä EVRY:llä tehtävässä Vice President, EVRY Norway and EVRY Nordic Consulting
●	Karin Schreil, Managing Partner, Sweden – toimii tällä hetkellä EVRY:llä tehtävässä Executive Vice President, EVRY Sweden
●	Thomas Nordås, Head of Digital Consulting – toimii tällä hetkellä Tiedollatehtävässä Managing Partner, Norway

●	Johan Torstensson, Head of Cloud & Infra – toimii tällä hetkellä EVRY:llä tehtävässä Executive Vice President, Digital Platform Services

●	Christian Segersven, Head of Industry Software – toimii tällä hetkellä Tiedolla tehtävässä Head of Industry Software
●	Wiljar Nesse, Head of Financial Services – toimii tällä hetkellä EVRY:llä tehtävässä Executive Vice President, EVRY Financial Services
●	Tom Leskinen, Head of Product Development Services – toimii tällä hetkellä Tiedolla tehtävässä Head of Product Development Services
●	Malin Fors-Skjæveland, TietoEVRY Integration Officer – toimii tällä hetkellä EVRY:llä tehtävässä Executive Vice President for Sales Excellence
●	Ari Järvelä, Head of Operations – toimii tällä hetkellä Tiedolla tehtävässä Head of Centers of Excellence
●	Trond Vinje, Head of HR – toimii tällä hetkellä EVRY:llä tehtävässä Executive Vice President, Human Resources
●	Kishore Ghadiyaram, Head of Strategy – toimii tällä hetkellä Tiedolla tehtävässä Chief of Strategy
●	Tomi Hyryläinen, Chief Financial Officer – toimii tällä hetkellä Tiedolla tehtävässä Chief Financial Officer.*

Yhdistyneen TietoEVRY:n toimitusjohtajaksi on nimitetty Kimmo Alkio, kuten yhtiöt 18.6. ilmoittivat. Yllä nimetyt johtajat muodostavat TietoEVRY:n johtoryhmän.*

EVRY:n toimitusjohtaja Per Hove jatkaa EVRY:n johdossa sulautumisen päätökseen saattamiseen asti, jonka jälkeen hän tulee työskentelemään Kimmo Alkion kanssa määrätyissä hankkeissa ja TietoEVRY-integraatiossa.*

Tieto ja EVRY ilmoittivat 5.9.2019 pörssitiedotteella saaneensa tiedon siitä, että Apax, Cevian ja Solidium olivat 3.9.2019 solmineet governance-sopimuksen koskien Yhdistyneen Yhtiön hallituksen jäsenten nimittämistä. Lisäksi Apax on suostunut tiettyihin rajoituksiin omistustaan koskien ja koskien osakkeidensa luovuttamista Yhdistyneessä Yhtiössä.*

Sulautumisen tuotot

Sulautumisvastikeosakkeiden liikkeeseen laskemisesta ei kerry tuottoja Yhdistyneelle Yhtiölle.

Sulautumiseen liittyvät eturistiriidat

Nordea Bank Abp (“Nordea”), Skandinaviska Enskilda Banken AB (publ) (“SEB”) tai jotkin niiden lähipiiriin kuuluvat tahot ovat voineet aika ajoin tarjota ja voivat tulevaisuudessakin tarjota taloudellista neuvontaa, investointi- ja liikepankkipalveluita sekä rahoitusta Tiedolle osana tavanomaista liiketoimintaansa, minkä vuoksi ne ovat saattaneet saada tai voivat jatkossa saada tavanomaisia palkkioita ja komissioita. Nordea toimii lisäksi valtuutettuna johtavana järjestäjänä ja takaajana Tiedon Sulautumiseen liittyvän rahoituksen (“Uusi Rahoitus”) osalta yhdessä SEB:n kanssa.

EVRYn nykyinen toimitusjohtaja Per Hove on oikeutettu transaktiobonukseen Sulautumisen onnistuneen toteutumisen myötä, ja transaktiobonuksen määrä on noin yhden hänen vuosittaisen peruspalkkansa suuruinen. On sovittu, että hän tulee työskentelemään Yhdistyneelle Yhtiölle 12 kuukauden ajan Sulautumisen toteuttamisen jälkeen Yhdistyneen Yhtiön toimitusjohtajan neuvonantajana tietyissä erityistehtävissä ja konsultaatioissa. Tänä 12 kuukauden ajanjaksona hänelle maksettavan korvauksen taso pysyy samana kuin hänen nykyisen työsopimuksensa mukaan. On sovittu, että kaikki hänen EVRY:n pitkän aikavälin kannustinjärjestelmän (“LTIP”) mukaiset optio-oikeudet ja EVRY:n lyhyen aikavälin kannustinjärjestelmän (“STIP”) mukaiset rajoitetut osakeoikeutensa peruutetaan optio-oikeuksien ja rajoitettujen osakeoikeuksien arvoista rahana maksettavaa korvausta vastaan.

Mitkä ovat arvopaperiin sijoittamisen edellytykset ja aikataulu?

Tiedon ja EVRY:n hallitukset ovat 18.6.2019 solmineet Yhdistymissopimuksen koskien liiketoimintojen yhdistymistä (“Yhdistymissopimus”) ja 26.6.2019 allekirjoittaneet Sulautumissuunnitelman, jonka mukaisesti nämä kaksi yhtiötä yhdistyvät (“Sulautumissuunnitelma”).

Ehdotettu Sulautuminen toteutetaan veronalaisena Suomen osakeyhtiölain 16 luvun (624/2006, muutoksineen) (“Osakeyhtiölaki”) ja Norjan julkisiin osakeyhtiöihin sovellettavan lain, 13.6.1997 No. 45 13 luvun (“Norjan Julkinen Osakeyhtiölaki”) mukaisena rajat ylittävällä absorptiosulautumisena, jossa EVRY sulautuu Tietoon.

Suunniteltu Täytäntöönpanopäivä, tarkoittaen päivää, jolloin Sulautumisen täytäntöönpano on suunniteltu rekisteröitävän, on 1.2.2020 (rekisteröinnin voimaantuloaika noin kello 00:01:01). Suunniteltu Täytäntöönpanopäivä ei ole sitova ja todellinen Täytäntöönpanopäivä voi olla aiemmin tai myöhemmin kuin edellä mainittu päivämäärä.

Tiedon hallitus on 22.7.2019 ehdottanut, että 3.9.2019 koolle kutsuttu Tiedon ylimääräinen yhtiökokous päättää Sulautumisesta Sulautumissuunnitelman mukaisesti, jonka Tiedon ja EVRY:n hallitukset ovat hyväksyneet 26.6.2019, ja joka on sen jälkeen rekisteröity Kaupparekisteriin 28.6.2019 ja Norjan Yritysrekisteriin 27.6.2019 rekisteröidyn Sulautumissuunnitelman mukaisesti.

EVRY:n hallitus ehdotti 6.8.2019, että 2.9.2019 koolle kutsuttu EVRY:n ylimääräinen yhtiökokous päättää Sulautumisesta Sulautumissuunnitelman mukaisesti.

Tiedon ylimääräinen yhtiökokous päätti 3.9.2019 ja EVRY:n ylimääräinen yhtiökokous päätti 2.9.2019 Sulautumisesta Sulautumissuunnitelman mukaisesti sekä hyväksyivät Sulautumissuunnitelman.*

Sulautumisvastikeosakkeet annetaan EVRY:n osakkeenomistajille heidän osakeomistustensa EVRY:ssä mukaisessa suhteessa Sulautumisen toteutuksen yhteydessä määrättävänä täsmäytyspäivänä. EVRY:n itsensä tai Tiedon omistamat EVRY:n osakkeet eivät oikeuta Sulautumisvastikkeeseen. Sulautumisvastikkeen jakautuminen perustuu osakkeenomistukseen EVRY:ssä Sulautumisen toteutuksen yhteydessä määrättävänä täsmäytyspäivänä.

Jos EVRY:n osakkeenomistajan Sulautumisvastikeosakkeina saamien osakkeiden lukumäärä (kutakin arvo-osuustiliä kohden) on murtoluku, murto-osat pyöristetään alaspäin lähimpään kokonaiseen osakkeeseen. Murto-osaiset oikeudet Yhdistyneen Yhtiön uusiin osakkeisiin yhdistetään ja myydään julkisessa kaupankäynnissä Nasdaq Helsingissä tai Oslo Børsissä, ja myyntitulot jaetaan tällaisten murto-osaisten oikeuksien omistusten mukaisessa suhteessa niille EVRY:n osakkeenomistajille, joilla on oikeus saada tällaisia murto-osaisia oikeuksia. Tieto vastaa murto-osaisten oikeuksien myyntiin ja jakamiseen liittyvistä kuluista.

Tämän Sulautumisesitteen päivämääränä EVRY:llä on 369 304 333 ulkona olevaa osaketta (pois lukien EVRY:n hallussa olevat omat osakkeet). EVRY:llä on lisäksi hallussaan 1 501 744 omaa osaketta. Tämän Sulautumisesitteen päivämäärän tilanteen perusteella Sulautumisvastikkeena annettavien Tiedon osakkeiden kokonaismäärä olisi siten 44 316 519 osaketta ja Sulautumisvastikekäteinen olisi siten yhteensä 1 949 926 878,24 Norjan kruunua.

Lopulliseen Sulautumisvastikkeen kokonaismäärään voi muun ohella vaikuttaa mikä tahansa muutos EVRY:n liikkeeseen laskettujen ja ulkona olevien osakkeiden määrässä, joka aiheutuu esimerkiksi siitä, että EVRY laskee liikkeelle uusia osakkeita ja/tai luovuttaa omia osakkeita olemassa olevien osakepohjaisten kannustinohjelmien mukaisesti ennen Täytäntöönpanopäivää.

Sulautumisvastike maksetaan EVRY:n osakkeenomistajille Täytäntöönpanopäivänä tai mahdollisimman pian sen jälkeen Euroclear Finlandin ja VPS:in noudattamien käytäntöjen mukaisesti. Ensisijaisena vaihtoehtona Tieto odottaa toimittavansa Sulautumisvastikeosakkeet osaketalletusetuusjärjestelyn kautta VPS:issa. Toissijaisina vaihtoehtoina Sulautumisvastikeosakkeet voidaan toimittaa VPS:issa rekisteröityinä osaketalletustodistuksina tai suoraan omistettuina Yhdistyneen Yhtiön osakkeina Euroclear Finlandin ylläpitämässä arvo-osuusjärjestelmässä. Siinä tapauksessa, että Oslon Listaus toteutuu, Yhdistynyt Yhtiö tulee järjestämään EVRY:n nykyisten osakkeenomistajien osakkeiden omistuksen ja kaupankäynnin osaketalletusetuusjärjestelyn kautta VPS:issä (ensisijaisesti), VPS-rekisteröityinä osaketalletustodistuksina (toissijaisesti) tai, jos mahdollista, Yhdistyneen Yhtiön osakkeiden suoralla rekisteröinnillä VPS:iin (ei pidetä tällä hetkellä mahdollisena).

Siinä tapauksessa, että Oslon Listaus ei toteudu, Yhdistyneen Yhtiön tulee järjestää niiden EVRY:n osakkeenomistajien osakeomistusten siirtomahdollisuus, jotka haluavat kolmen (3) kuukauden sisällä Sulautumisen toteuttamisesta siirtää osakkeiden hallussapidon Euroclear Finland Oy:lle joko hallintarekisterirakenteella tai muulla sen hetkiselle osakkeenomistajapohjalle yleisesti sopivalla rakenteella, sekä kattamaan näiden siirtojen kustannukset. Mahdolliset murto-osaiset oikeudet Yhdistyneen Yhtiön uusiin osakkeisiin yhdistetään ja myydään julkisessa kaupankäynnissä Nasdaq Helsingissä tai Oslo Børsissä, ja myyntitulot jaetaan tällaisten murto-osaisten oikeuksien omistusten mukaisessa suhteessa niille EVRY:n osakkeenomistajille, joilla on oikeus saada tällaisia murto-osaisia oikeuksia. Tieto vastaa murto-osaisten oikeuksien myyntiin ja jakamiseen liittyvistä kuluista.

Sulautumisvastikeosakkeet tuottavat täydet osakkeenomistajan oikeudet, mukaan lukien oikeus osinkoon, niiden rekisteröintipäivästä lähtien.

Sulautumisvastikekäteinen maksetaan rahana automaattisesti jokaiselle EVRY:n osakkeenomistajalle heidän Norjan arvo-osuusjärjestelmään liitetyille pankkitileilleen VPS:issa.

Tieto tai EVRY eivät veloita osakkeenomistajilta mitään kuluja Sulautumiseen liittyen.

Sulautumisen edellytykset

Sulautumisen täytäntöönpano on ehdollinen tiettyjen ennakkoehtojen täyttymiselle tai, siltä osin kuin soveltuva laki sen mahdollistaa, ennakkoehtoihin vetoamisesta luopumiselle. Sulautumisen täytäntöönpano edellyttää, muun muassa, sulautumisen hyväksymistä kahden kolmasosan osakkeiden ja äänten enemmistöllä Tiedon ja EVRY:n ylimääräisissä yhtiökokouksissa, kilpailuviranomaisten hyväksyntää sekä muiden tavanomaisten täytäntöönpanoehtojen täyttymistä. Lisäksi Yhdistymissopimus sisältää esimerkiksi tiettyjä tavanomaisia vakuutuksia ja sitoumuksia, kuten muun muassa, että kumpikin osapuoli harjoittaa liiketoimintaansa tavanomaiseen tapaan ennen sulautumisen täytäntöönpanoa, pitää toisen osapuolen tietoisena kaikista sellaisista seikoista, joilla voi olla olennaista vaikutusta sulautumisen täytäntöönpanon kannalta, laatii sulautumisesitteen, hoitaa sovellettavien lakien edellyttämät hakemukset ja ilmoitukset ja muut edellytetyt hakemukset ja ilmoitukset, sekä tekee tarvittavat yhdistyneen yhtiön rahoitukseen, EVRY:n työntekijöiden kannustimiin ja työntekijöiden edustamiseen liittyvät toimet.

Tieto ja EVRY ilmoittivat 1.11.2019, että kaikki Sulautumisen toteuttamiseksi vaadittavat viranomaishyväksynnät, mukaan lukien kilpailuviranomaisten hyväksynnät, on saatu. Norjan kilpailuviranomaisen hyväksyntä on ehdollinen ja toteutus edellyttää EVRY:n dokumentinhallinta- ja arkistointipalveluja Norjan julkiselle sektorille tarjoavan liiketoiminnan myyntiä.*

Yhdistymissopimuksen irtisanominen tietyissä olosuhteissa

Yhdistymissopimus päättyy automaattisesti Sulautumisen toteuttamisella Täytäntöönpanopäivänä. Yhdistymissopimus voidaan irtisanoa välittömästi ennen Sulautumisen toteuttamista Tiedon ja EVRY:n hallitusten yhteisellä kirjallisella sopimuksella. Sekä Tieto että EVRY voivat lisäksi irtisanoa Yhdistymissopimuksen muun muassa (i) mikäli Sulautumisen täytäntöönpanon edellytyksiä ei ole täytetty 31.1.2020 mennessä, ellei kyseistä päivää ole tietyissä tilanteissa siirretty eteenpäin enintään kolmella (3) kuukaudella; (ii) mikäli Tiedon ja EVRY:n ylimääräiset yhtiökokoukset eivät ole hyväksyneet Sulautumista; tai (iii) jos toinen osapuoli olennaisesti rikkoo vakuutuksia tai sitoumuksia ja tällaisella rikkomuksella on olennainen haitallinen vaikutus. Mikäli Yhdistymissopimus päätetään muusta syystä kuin Sulautumisen toteuttamisen johdosta Täytäntöönpanopäivänä, ei EVRY:n osakkeenomistajilla ole oikeutta mihinkään Sulautumisvastikkeeseen.

Sovellettava laki ja riidanratkaisu

Yhdistymissopimukseen sovelletaan ja se on laadittu Norjan lakien mukaan, pois lukien niiden lainvalintaa koskevat säännökset (liittyen Norjaan tai mihinkään muuhunkaan lainsäädäntöalueeseen), jotka voisivat johtaa minkään muiden kuin Norjan lakien soveltamiseen.

Sulautumissuunnitelmaan sovelletaan ja se on laadittu Norjan ja Suomen lakien mukaan, pois lukien niiden lainvalintaa koskevat säännökset (liittyen Norjaan, Suomeen tai mihinkään muuhunkaan lainsäädäntöalueeseen), jotka voisivat johtaa minkään muiden kuin Suomen ja Norjan lakien soveltamiseen.

– – –

Supplements to the section “Presentation of financial information”

As a result of the announcement of the third quarter results on Tieto on 24 October 2019 and of EVRY on 31 October 2019, the section “Presentation of financial information” (page 58 of the Merger Prospectus) is supplemented as follows:

1)	The section “Presentation of financial information – Financial statements of Tieto” shall be amended to read as follows:

“The financial information of Tieto included in this Merger Prospectus has been derived from Tieto’s unaudited third-quarter financial report as at and for the nine months ended 30 September 2019, Tieto’s unaudited half-year financial report as at and for the six months ended 30 June 2019 prepared in accordance with “IAS 34 – Interim Financial Reporting” and Tieto’s audited consolidated financial statements as at and for the year ended 31 December 2018, prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Merger Prospectus.”

2)	The section “Presentation of financial information – Financial statements of EVRY” shall be amended to read as follows:

“The financial information of EVRY included in this Merger Prospectus has been derived from EVRY’s unaudited third-quarter financial report as at and for the nine months ended 30 September 2019, EVRY’s unaudited half-year financial report as at and for the six months ended 30 June 2019 prepared in accordance with “IAS 34 – Interim Financial Reporting” and EVRY’s audited consolidated financial statements as at and for the year ended 31 December 2018, prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Merger Prospectus.”

– – –

Supplements to the section “Merger of Tieto and EVRY”

As a result of the Extraordinary General Meetings of EVRY and Tieto held on 2 September and 3 September 2019, respectively, as well as the announcement by Tieto and EVRY on 1 November 2019 that all required regulatory approvals have been received for completing the Merger, including competition clearances, the section “Merger of Tieto and EVRY” is supplemented as follows:

1)	The following language shall be added as the last paragraph under the section “Merger of Tieto and EVRY – Merger Plan – Conditions for the Merger ” (page 69 of the Merger Prospectus):

“Tieto and EVRY announced on 1 November 2019 that all required regulatory approvals have been received for completing the Merger, including competition clearances. The competition clearance from the Norwegian Competition Authority is subject to a remedy, pursuant to which EVRY has committed to divest its business activities and assets relating to case management and archiving systems for the public sector prior to the closing of the Merger. The business unit has approximately 100 employees and is expected to generate revenue of around NOK 150 million in 2019. The divestment process has been initiated, and negotiations with several potential buyers are ongoing.”

2)	The following language shall be added as the last paragraph under the section “Merger of Tieto and EVRY - Extraordinary General Meeting of Tieto for approving the Merger” (Page 71 of the Merger Prospectus):

“The Extraordinary General Meeting of Tieto has on 3 September 2019 resolved on the Merger in accordance with the Merger Plan and approved the Merger Plan.”

3)	The following language shall be added as the last paragraph under the section “Merger of Tieto and EVRY - Extraordinary General Meeting of EVRY for approving the Merger” (Page 72 of the Merger Prospectus):

“The Extraordinary General Meeting of EVRY has on 2 September 2019 resolved on the Merger in accordance with the Merger Plan and approved the Merger Plan.”

– – –

Supplements to the section “Information on the Combined Company”

As a result of the announcement of a governance agreement between Apax, Cevian and Solidium through a stock exchange release on 5 September 2019, the announcement of the planned Group Leadership and structure for the combined TietoEVRY on 16 October and the announcement of the employee representatives of TietoEVRY on 29 October 2019, the section “Information on the Combined Company” is supplemented as follows:

1)	The following language shall be added as the new second paragraph under the section “Information on the Combined Company – Board of Directors and management” (page 75 of the Merger Prospectus):

“On 29 October 2019, Tieto announced the employee representatives to the Board of Directors of TietoEVRY Corporation.

Employees have nominated the following persons and deputies for each of the persons:

●       Anders Palklint, Senior Project Manager, born 1967 and deputy Robert Spinelli, Customer Executive, born 1957

●	Ilpo Waljus, Test Manager, born 1974 and deputy Jenni Tyynelä, Senior Test Engineer, born 1974
●	Ola Hugo Jordhøy, Chief Consultant, born 1956 and deputy Sigve Sandvik Lærdal, Senior Consultant, born 1966
●	Tommy Sander Aldrin, Chief Consultant , born 1965 and deputy Sigmund Ørjavik, Chief Consultant, born 1969

The term of office for the personnel representatives is two years. The first term however shall end at the conclusion of the Annual General Meeting 2022.

In accordance with the decision of the Extraordinary General Meeting of Tieto on 3 September 2019, the remuneration of the members of the Board of Directors nominated by the employees as employee representatives shall be determined separately. The remuneration will not in any event exceed the remuneration of the other members of the Board of Directors.”

2)	The current second paragraph under the section “Information on the Combined Company – Board of Directors and management” (page 75 of the Merger Prospectus) shall be replaced with the following information:

“Tieto and EVRY announced on 16 October 2019 the planned Group Leadership and structure for the combined TietoEVRY. The country teams and service lines will constitute the businesses of TietoEVRY.

The country teams will focus on driving customer experience and integrating all the capabilities of the company for customers. Service lines will focus on developing services and best practices to ensure TietoEVRY’s competitiveness in the market. Common Group functions comprising CFO, HR, Operations and Strategy support the businesses in areas like strategy, performance management, employee development, communications, marketing, global delivery and business development. TietoEVRY integration programme is an essential part of the operating structure and Group Leadership.

Group Leadership for TietoEVRY after the merger will consist of the following members:

●	Satu Kiiskinen, Managing Partner, Finland – currently serves as Managing Partner Finland at Tieto
●	Christian Pedersen, Managing Partner, Norway – currently serves as Executive Vice President, EVRY Norway and EVRY Nordic Consulting
●	Karin Schreil, Managing Partner, Sweden – currently serves as Executive Vice President, EVRY Sweden
●	Thomas Nordås, Head of Digital Consulting – currently serves as Managing Partner, Norway at Tieto
●	Johan Torstensson, Head of Cloud & Infra – currently serves as Executive Vice President, Digital Platform Services at EVRY
●	Christian Segersven, Head of Industry Software – currently serves as Head of Industry Software at Tieto
●	Wiljar Nesse, Head of Financial Services – currently serves as Executive Vice President, EVRY Financial Services
●	Tom Leskinen, Head of Product Development Services – currently serves as Head of Product Development Services at Tieto
●	Malin Fors-Skjæveland, TietoEVRY Integration Officer – currently serves as Executive Vice President for Sales Excellence at EVRY
●	Ari Järvelä, Head of Operations – currently serves as Head of Centers of Excellence at Tieto
●	Trond Vinje, Head of HR – currently serves as Executive Vice President, Human Resources at EVRY
●	Kishore Ghadiyaram, Head of Strategy – currently serves as Chief of Strategy at Tieto

●	Tomi Hyryläinen, Chief Financial Officer – currently serves as Chief Financial Officer at Tieto

As announced on June 18, following the completion of the merger Kimmo Alkio will be the Chief Executive Officer of TietoEVRY. The named leaders will comprise TietoEVRY Group Leadership.

Per Hove, CEO of EVRY, will continue to lead EVRY until closing, after that he will work with Kimmo Alkio on special projects and TietoEVRY integration.”

3)	The sixth paragraph the section “Information on the Combined Company – Corporate Governance and listing of the Shares” (Page 76 of the Merger Prospectus) shall be amended to read as follows:

“Tieto and EVRY disclosed on 5 September 2019 that they had been informed that Apax, Cevian and Solidium had on 3 September 2019 entered into a governance agreement concerning the nomination of members of the Board of Directors of the Combined Company.”

– – –

Supplements to the section “Selected Consolidated Financial Information”

As a result of the announcement of third quarter results 2019 of Tieto on 24 October 2019 of EVRY on 31 October 2019, the section “Selected Consolidated Financial Information” (pages 81 – 94 of the Merger Prospectus) is replaced with the information presented herein.

Readers should note that the amended paragraphs or information, as applicable, have been marked with an asterisk (*).

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Selected Consolidated Financial Information of Tieto

The following tables set forth selected consolidated financial information of Tieto as at and for the nine months ended 30 September 2019 and 2018,* as at and for the six months ended 30 June 2019 and 2018 and as at and for the year ended 31 December 2018. For the Consolidated statement of financial position, financial information is presented only as at and for the nine months ended 30 September 2019,* as at and for the six months ended 30 June 2019 and as at and for the year ended 31 December 2018. The selected consolidated financial information below has been derived from Tieto’s unaudited third-quarter financial report as at and for the nine months ended 30 September 2019 and* Tieto's unaudited half-year financial report as at and for the six months ended 30 June 2019 prepared in accordance with “IAS 34 – Interim Financial Reporting” and Tieto’s audited consolidated financial statements as at and for the year ended 31 December 2018, prepared in accordance with IFRS as adopted by the EU, as well as the report of the Board of Directors and independent auditor’s report for the year ended 31 December 2018, all of which are incorporated by reference into this Merger Prospectus.

The selected consolidated financial information presented below should be read together with “Presentation of financial information” and Tieto’s audited consolidated financial statements and unaudited consolidated half-year financial information and unaudited consolidated third-quarter financial information* incorporated by reference into this Merger Prospectus.

The accounting policies adopted for the unaudited interim report for the six months ended 30 June 2019 are consistent with those used in the annual financial statements for the year ended on 31 December except for the adoption of IFRS 16.

IFRS 16 Leases became effective on 1 January 2019. The standard removed the distinction between operating and finance leases. Under the new standard, an asset (right to use the leased item) and a financial liability to pay rentals are recognized in the statement of financial position. Tieto Group adopted IFRS 16 retrospectively by using the cumulative catch up method where the requirements of the standard are applied to open contracts on the date of transition. Adoption of IFRS 16 had no effect on the Tieto Group equity.

Consolidated statement of income

	For the nine months ended 30 September,*		For the six months ended 30 June,		For the year ended 31 December,
	2019*	2018*	2019	2018	2018
	(unaudited) *		(unaudited)		(audited)
(EUR in millions, unless otherwise indicated)
CONSOLIDATED STATEMENT OF INCOME
Net sales	1,191.2*	1,177.6*	811.6	810.5	1,599.5
Other operating income	13.0*	14.0*	10.3	10.7	22.0
Materials and services	-188.9*	-180.7*	-125.7	-123.4	-247.9
Employee benefit expenses	-690.7*	-665.3*	-485.8	-465.6	-905.0
Depreciation and amortization	-74.5*	-42.0*	-50.1	-29.0	-55.0
Impairment losses	-*	-*	-	-	-2.9
Other operating expenses	-161.4*	-198.1*	-108.5	-136.9	-261.8
Share of results in joint ventures	4.0*	3.4*	2.9	2.3	5.8
Operating profit (EBIT)	92.7*	109.0*	54.9	68.6	154.7
Interest and other financial income	1.5*	1.7*	1.1	1.1	2.3
Interest and other financial expenses	-9.3*	-3.7*	-6.5	-2.5	-5.2
Net foreign exchange gains/losses	-2.8*	0.9*	3.7	0.1	1.0
Profit before taxes	82.1*	108.0*	53.1	67.3	152.8
Income taxes	-15.1 *	-20.4*	-8.0	-12.7	-29.6
Net profit for the financial year/period	67.0*	87.6*	45.2	54.6	123.2

Net profit for the financial year/period attributable to
Owners of the Parent company	67.0*	87.6*	45.2	54.6	123.2
Non-controlling interest	0.0*	0.0*	0.0	0.0	0.0
	67.0*	87.6*	45.2	54.6	123.2
Earnings per share attributable to owners of the Parent company, EUR per share
Basic	0.91*	1.19*	0.61	0.74	1.67
Diluted	0.91*	1.18*	0.61	0.74	1.66

Consolidated statement of comprehensive income

	For the nine months ended 30 September,*		For the six months ended 30 June,		For the year ended 31 December,
	2019*	2018*	2019	2018	2018
	(unaudited)*		(unaudited)		(audited)
(EUR in millions)
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Net profit for the financial year/period	67.0*	87.6*	45.2	54.6	123.2
Items that may be reclassified subsequently to profit or loss:
Translation differences	-7.2*	-14.9*	-3.1	-16.7	-15.9
Cash flow hedges (net of tax)	-0.8*	-*	1.7	-	-
Items that will not be reclassified subsequently to profit or loss
Remeasurements of the defined benefit plans	-14.0*	-1.0*	-3.1	-0.8	-0.6
Income tax related to remeasurements	3.0*	0.2*	0.7	0.2	0.1
Total comprehensive income	48.0*	71.9*	41.4	37.3	106.8

Total comprehensive income attributable to
Owners of the Parent company	48.0*	71.9*	41.4	37.3	106.8
Non-controlling interest	0.0*	0.0*	0.0	0.0	0.0
	48.0*	71.9*	41.4	37.3	106.8

Consolidated statement of financial position

	As at 30 September,	As at 30 June,	As at 31 December,
	2019*	2019	2018
	(unaudited)*	(unaudited)	(audited)
(EUR in millions)
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
Assets
Non-current assets
Goodwill	435.9*	439.3	442.6
Other intangible assets	46.4*	44.3	45.6
Property, plant and equipment	83.0*	86.7	92.3
Right-of-use assets	145.1*	152.5	-
Interests in joint ventures	16.4*	15.3	16.0
Deferred tax assets	24.6*	24.3	23.6
Defined benefit plan assets	-*	0.8	5.5
Finance lease receivables	3.9*	3.1	0.7
Other financial assets at amortized cost	0.5*	0.5	0.5
Other financial assets at fair value	0.5*	0.5	0.5
Other non-current receivables	14.4*	15.5	14.9
Total non-current assets	770.7*	782.9	642.3

Current assets
Trade and other receivables[1]	360.6*	400.8	379.4
Financial assets at fair value [1]	3.6*	10.4	3.6
Finance lease receivables	1.7*	1.2	0.9
Current tax assets	15.8*	13.3	6.9
Cash and cash equivalents	79.2*	71.7	164.6
Total current assets	461.0	497.4	555.3
Total assets	1,231.7*	1,280.3	1,197.6

Equity and liabilities
Share capital	76.6*	76.6	76.6
Share premium and other reserves	40.3*	40.6	41.5
Invested unrestricted equity reserve	12.8*	12.8	12.8
Retained earnings	292.1*	285.3	351.7
Equity attributable to owners of the Parent company	421.8*	415.3	482.5
Non-controlling interest	0.0*	0.0	0.0
Total equity	421.8*	415.3	482.5

Non-current liabilities
Loans[2]	184.7*	184.7	184.6
Lease liabilities[2]	102.6*	108.9	0.8
Deferred tax liabilities	31.9*	35.6	38.0
Provisions	3.3*	4.0	3.3
Defined benefit obligations	17.6*	7.7	9.9
Other non-current liabilities	2.4*	2.5	3.2
Total non-current liabilities	342.6*	343.5	240.0

	As at 30 September,	As at 30 June,	As at 31 December,
	2019*	2019	2018
	(unaudited)*	(unaudited)	(audited)
(EUR in millions)
Current liabilities
Trade and other payables[3]	330.1*	355.8	339.7
Financial liabilities at fair value[3]	3.9*	0.3	0.4
Current tax liabilities	11.3*	6.6	8.9
Loans[2]	62.8*	100.6	117.8
Lease liabilities[2]	44.3*	44.7	0.8
Provisions	15.0*	13.6	7.4
Total current liabilities	467.3*	521.5	475.0
Total equity and liabilities	1,231.7*	1,280.3	1,197.6

[1] Financial assets at fair value separated from trade and other receivables due to different valuation method. Comparative figures presented accordingly.

[2] Lease liabilities separated from Loans due to IFRS16 disclosure requirements. Comparatives modified accordingly.

[3] Financial liabilities at fair value separated from trade and other payables due to different valuation method. Comparative figures presented accordingly.

Consolidated statement of cash flows

	For the nine months ended 30 September,*		For the six months ended 30 June,		For the year ended 31 December,
	2019*	2018*	2019	2018	2018
	(unaudited)*		(unaudited)		(audited)
(EUR in millions)
CONSOLIDATED STATEMENT OF CASH FLOWS
Cash flow from operating activities
Net profit for the financial year/period	67.0*	87.6*	45.2	54.6	123.2
Adjustments
Depreciation, amortization and impairment losses[1]	74.5*	42.0*	50.1	29.0	57.9
Profit/loss on sale of property, plant and equipment, subsidiaries and business operations	-*	-4.7*	-	-3.0	-5.0
Share of results in joint ventures	-4.0*	-3.4*	-2.9	-2.3	-5.8
Other adjustments	0.3*	1.2*	-0.2	1.9	-0.1
Net financial expenses	10.6*	1.0*	1.7	1.3	1.9
Income taxes	15.1*	20.4*	8.0	12.7	29.6
Change in net working capital
Change in current receivables	11.4*	2.3*	-26.9	-3.4	20.3
Change in current non-interest-bearing liabilities	5.4*	-31.4*	26.0	-1.0	-23.5
Cash generated from operating activities before interests and taxes	180.3*	115.0*	101.1	89.8	198.6
Interest received	1.6*	1.5*	1.2	1.0	2.1
Interest paid	-9.2*	-3.7*	-6.4	-3.5	-3.9
Other financial income received	5.2*	6.3*	3.1	5.0	7.7
Other financial expenses paid	-7.1*	-10.6*	-3.7	-7.8	-12.0
Dividends received	3.6*	3.2*	3.6	3.2	3.2
Income taxes paid	-24.3*	-19.2*	-18.5	-13.8	-21.4
Cash flow from operating activities	150.0*	92.5*	80.4	73.8	174.2

Cash flow from investing activities
Acquisition of subsidiaries and business operations, net of cash acquired	-0.7*	-10.2*	-0.7	-10.2	-14.5
Capital expenditure	-33.5*	-28.3*	-21.9	-18.7	-45.0
Disposal of subsidiaries and business operations, net of cash disposed	0.3*	8.4*	0.3	7.1	8.4
Proceeds from sale of property, plant and equipment	0.0*	0.1*	-	0.1	0.6
Change in loan receivables	-4.0*	0.9*	-2.8	0.6	1.2
Cash flow from investing activities	-38.0*	-29.0*	-25.1	-21.2	-49.3
Cash flow from financing activities
Dividends paid	-107.4*	-103.4*	-107.4	-103.4	-103.4
Repayments of lease liabilities	-36.4*	-0.6*	-25.5	-0.4	-0.8
Short-term financing, net (increase +/decrease -)	45.0*	-83.2*	83.0	41.3	-116.9
Proceeds from long-term borrowings	-*	100*	-	-	185.0
Repayments of long-term borrowings	-100.0*	-1.6*	-100.0	-	-1.6
Other financing cash flow	-*	-3.3*	-	-4.2	-3.5
Cash flow from financing activities	-198.7*	-92.1*	-149.8	-66.7	-41.2

Change in cash and cash equivalents	-86.7*	-28.6*	-94.5	-14.1	83.7
Cash and cash equivalents at the beginning of period	164.6*	78.2*	164.6	78.2	78.2
Foreign exchange differences	1.3*	1.4*	1.6	3.3	2.7
Change in cash and cash equivalents	-86.7*	-28.6*	-94.5	-14.1	83.7
Cash and cash equivalents at the end of period	79.2*	51.0*	71.7	67.4	164.6
[1] IFRS 16 Leases adopted on 1 January 2019 retrospectively by using the cumulative catch up method and 2018 comparatives have not been restated.

Segment information

The following tables set forth historical financial information for Tieto’s operating segments in which the strategic decisions are made. Tieto’s operating model comprises four businesses, forming the reportable operating segments according to IFRS. The businesses are: Digital Experience, Hybrid Infra, Industry Software and Product Development Services. The operating segments are reported 'in a manner consistent with the internal reporting provided to the Leadership Network which has been identified as Tieto’s chief operating decision maker being responsible for allocating resources and assessing performance of the operating segments as well as deciding on strategy.

Customer sales by segment

	For the nine months ended 30 September,*		For the six months ended 30 June,		For the year ended 31 December,
	2019*	2018*	2019	2018	2018
	(unaudited)*		(unaudited)		(unaudited)
(EUR in millions)	(reported)*	(restated)*	(reported)	(restated)	(restated)
Digital Experience	360.5*	357.5*	252.8	251.6	487.3
Hybrid Infra	393.9*	386.6*	262.8	262.4	519.4
Industry Software	330.9*	332.8*	223.9	228.1	455.0
Product Development Services	105.0*	99.6*	71.4	67.6	135.8
Segments total	1,190.3*	1,176.4*	810.9	809.7	1,597.5
Other operations	0.9*	1.2*	0.7	0.7	2.1
Group total	1,191.2*	1,177.6*	811.6	810.5	1,599.5

Operating profit by segment

	For the nine months ended 30 September,*		For the six months ended 30 June,		For the year ended 31 December,
	2019*	2018*	2019	2018	2018
	(unaudited)*		(unaudited)		(unaudited)
(EUR in millions)	(reported)*	(restated)*	(reported)	(restated)	(restated)
Digital Experience	36.8*	44.1 *	25.0	32.9	59.2
Hybrid Infra	32.5*	37.0*	14.4	21.8	48.7
Industry Software	39.3*	36.0*	25.4	19.4	59.7
Product Development Services	10.5*	10.3*	7.2	7.2	13.9
Segments total	119.0*	127.4*	72.1	81.4	181.5
Other operations	-26.4*	-18.4*	-17.2	-12.8	-26.8
Group total	92.7*	109.0*	54.9	68.6	154.7

Operating margin (EBIT) by segment

	For the nine months ended 30 September,*		For the six months ended 30 June,		For the year ended 31 December,
	2019*	2018*	2019	2018	2018
	(unaudited)*		(unaudited)		(unaudited)
%	(reported)*	(restated)*	(reported)	(restated)	(restated)
Digital Experience	10.2*	12.3*	9.9	13.1	12.2
Hybrid Infra	8.3*	9.6*	5.5	8.3	9.4
Industry Software	11.9*	10.8*	11.3	8.5	13.1
Product Development Services	10.0*	10.4*	10.1	10.7	10.2
Operating margin (EBIT)	7.8*	9.3*	6.8	8.5	9.7

Adjusted operating margin (EBIT) by segment

	For the nine months ended 30 September,*		For the six months ended 30 June,		For the year ended 31 December,
	2019*	2018*	2019	2018	2018
	(unaudited)*		(unaudited)		(unaudited)
%	(reported)*	(restated)*	(reported)	(restated)	(restated)
Digital Experience	12.6*	12.5*	11.8	13.2	13.1
Hybrid Infra	11.1 *	10.2*	8.9	9.2	10.1
Industry Software	12.8*	11.4*	11.7	8.9	13.2
Product Development Services	10.0*	10.5*	10.1	10.7	10.4
Adjusted operating margin (EBIT)	10.5*	9.9*	9.2	9.1	10.5

Adjusted operating profit (EBIT) by segment

	For the nine months ended 30 September,*		For the six months ended 30 June,		For the year ended 31 December,
	2019*	2018*	2019	2018	2018
	(unaudited)*		(unaudited)		(unaudited)
(EUR in millions)	(reported)*	(restated)*	(reported)	(restated)	(restated)
Digital Experience	45.5*	44.8*	29.9	33.3	63.8
Hybrid Infra	43.8*	39.5*	23.4	24.0	52.4
Industry Software	42.4*	38.0*	26.2	20.3	59.9
Product Development Services	10.5*	10.4*	7.2	7.3	14.1
Segments total	142.1*	132.8*	86.7	84.9	190.2
Other operations	-17.4*	-15.7*	-11.8	-10.8	-22.2
Group total	125.0*	117.1*	74.9	74.1	168.0

Key figures

The following table sets forth the key figures of Tieto for the periods indicated:

	As at and for the nine months ended 30 September,*		As at and for the six months ended 30 June,		As at and for the year ended 31 December,
	2019*	2018*	2019	2018	2018
	(unaudited) *		(unaudited)		(audited, unless otherwise indicated)
(EUR in millions, unless otherwise indicated)
KEY FIGURES
Group reporting, IFRS
Net sales, EUR million	1,191.2*	1,177.6*	811.6	810.5	1,599.5
Operating profit (EBIT), EUR million	92.7*	109.0*	54.9	68.6	154.7
Operating margin (EBIT), %	7.8*	9.3*	6.8	8.5	9.7
Adjusted operating profit (EBIT), EUR million[1]	125.0*	117.1*	74.9	74.1	168.0[2]
Adjusted operating margin (EBIT), %[1]	10.5*	9.9*	9.2	9.1	10.5[2]
Profit before taxes, EUR million	82.1*	108.0*	53.1	67.3	152.8
Net profit for the financial year/period	67.0*	87.6*	45.2	54.6	123.2
Earnings per share, EUR
Basic	0.91*	1.19*	0.61	0.74	1.67
Diluted	0.91*	1.18*	0.61	0.74	1.66
Equity per share, EUR	5.70*	6.03*	5.62	5.55	6.54[2]
Dividend per share, EUR	*	*	-	-	1.45[2]
Capital expenditure, EUR million	33.5*	28.3*	21.9	18.7	45.0
Acquisitions, EUR million	0.7*	10.2*	0.7	10.2	14.5
Return on equity, 12-month rolling, %	23.7*	27.8*	27.6	30.5	25.7[2]
Return on capital employed, 12-month rolling, %	18.5*	23.5*	19.2	24.1	20.9[2]
Gearing, %	73.3*	44.8*	87.3	51.1	28.5[2]
Interest-bearing net debt, EUR million	309.1*	199.7*	362.5	209.2	137.4
Net debt/EBITDA	1.3*	1.0*	1.5	1.0	0.7[2]
Equity ratio, %	35.4*	41.9*	33.7	38.2	41.3[2]
Personnel on average	15,211*	14,827*	15,261	14,692	14,907
Personnel at the end of the period	15,175 *	15,109 *	15,101	14,956	15,190
Net cash flow from operations, EUR million	150.0*	92.5*	80.4	73.8	174.2
Cash flow from investing activities	-38.0*	-29.0*	-25.1	-21.2	-49.3
Cash flow from financing activities	-198.7*	-92.1*	-149.8	-66.7	-41.2
Order backlog	1,649*	1,564*	1,800	1,731	1,698[2]
Total assets	1,231.7*	1,099.8*	1,280.3	1,114.3	1,197.6
Total equity	421.8*	445.3*	415.3	409.5	482.5
[1] Adjusted for amortization of acquisition-related intangible assets, restructuring costs, capital gains/losses, goodwill impairment charges and other items affecting comparability [2] Unaudited.

Alternative performance measures

This Merger Prospectus includes certain performance measures of Tieto’s and EVRY’s historical financial performance, financial position and cash flows, which, in accordance with the “Alternative Performance Measures” guidance issued by ESMA are not accounting measures defined or specified in IFRS and are therefore considered alternative performance measures.

Tieto and EVRY present alternative performance measures as additional information to financial measures presented in the consolidated statement of income, consolidated statement of financial position and consolidated cash flow statement prepared in accordance with IFRS. Tieto believe that adjusted operating profit provides meaningful supplemental information to the financial measures presented in the consolidated income statement prepared in accordance with IFRS to Tieto’s management and the readers of consolidated financial statements by excluding items outside ordinary course of business, which reduce comparability from period to period. Tieto presents operating cash flow after investments excluding discontinued operations, gross investments, return on equity, return on investment, equity ratio, interest-bearing net debt at the end of the period and gearing at the end of the period as complementing measures, which are, in Tieto’s view, useful measures of Tieto’s ability to obtain financing and service its debts and provides additional information of the cash flow needs of Tieto’s operations. EVRY presents organic revenue growth, adjusted EBITA and EBITDA, adjusted operational cash flow, net operational investments, free cash flow, cash conversion, adjusted earnings per share, net interest-bearing liabilities, net leverage and working capital as complementing measures, which are, in EVRY’s view, useful measures to enhance the understanding of EVRY’s underlying performance. The alternative performance measures presented by EVRY are intended to enhance comparability of the results and cash flows from period to period, and it is EVRY’s experience that these are frequently used by analysts, investors and other parties. These measures are adjusted IFRS measures, defined, calculated and used in a consistent and transparent manner over the years and across the company where relevant.

Alternative performance measures are not accounting measures defined or specified in IFRS and, therefore, they are considered non-IFRS measures, which should not be viewed in isolation or as a substitute to the IFRS financial measures. Companies do not calculate alternative performance measures in a uniform way and, therefore, the alternative performance measures presented in this Merger Prospectus may not be comparable between Tieto and EVRY or with similarly named measures presented by other companies.

Tieto presents the following alternative performance measures:

Calculations of key figures

Adjustments	=	Amortization of acquisition-related intangible assets, restructuring costs, capital gains/losses, goodwill impairment charges and other items affecting comparability
Adjusted operating profit (EBIT)	=	Operating profit + adjustments
Adjusted operating profit margin (EBIT) %	=	Adjusted operating profit (EBIT)	x 100
Net sales
Equity per share	=	Result for the period	x 100
Number of shares at the year end
Capital expenditure	=	Acquisitions of intangible assets and property, plant and equipment
Acquisitions	=	Acquisitions of subsidiaries and business operations, net of cash acquired
Return on equity, 12-month rolling, %	=	Result before taxes + Financial expenses +/- Exchange rate differences (net)	x 100
Total equity (average) + Interest bearing debt (average)
Return on capital employed, 12-month rolling, %	=	Profit before taxes and non-controlling interests – income	x 100
Total assets (12-month average)
Equity ratio, %	=	Total equity	x 100
Total assets – advance payments
Interest bearing net debt	=	Interest bearing liabilities - Interest-bearing receivables – cash and cash equivalents – securities carried as current assets
Net debt/EBITDA	=	Interest-bearing net debt	x 100
EBITDA (12-month average, excluding capital gains)
Gearing %	=	Interest bearing net debt	x 100
Total equity

Reconciliation of certain alternative performance measures

	For the nine months ended 30 September,*		For the six months ended 30 June,		For the year ended 31 December,
	2019*	2018*	2019	2018	2018
	(unaudited)*		(unaudited)		(unaudited)
(EUR in millions)	(reported)*		(reported)	(restated)	(restated)
Operating profit (EBIT)	92.7*	109.0*	54.9	68.6	154.7
+ restructuring costs	23.3*	5.4*	16.3	2.6	9.3
+ premises related expenses	-*	0.1*	-	-	0.3
- capital gains	-*	-4.6*	-	-3.0	-4.6
+/- M&A related items	4.8*	1.1*	0.9	0.9	1.4
+ amortization of acquisition-related intangible assets	3.3*	4.1*	2.2	2.7	5.2
+/- other items	0.9*	2.1*	0.8	2.3	1.8
Adjusted operating profit (EBIT)	125.0*	117.1*	74.9	74.1	168.0

Significant change in the financial position of Tieto

In Tieto’s view there has not been any significant change in the financial position or result of operations since 30 June 2019 and to the date of this Merger Prospectus.

Selected Consolidated Financial Information of EVRY

The following tables set forth selected consolidated financial information for EVRY as at and for the nine months ended 30 September 2019 and 2018,* as at and for the six months ended 30 June 2019 and 2018 and as at and for the year ended 31 December 2018. The selected consolidated financial information below has been derived from EVRY’s unaudited third-quarter financial report as at and for the nine months ended 30 September 2019 and* EVRY’s unaudited half-year financial report as at and for the six months ended 30 June 2019 prepared in accordance with “IAS 34 – Interim Financial Reporting” and EVRY’s audited consolidated financial statements as at and for the year ended 31 December 2018 prepared in accordance with IFRS as adopted by the EU, as well as the report of the Board of Directors and independent auditor’s report for the year ended 31 December 2018, all of which are incorporated by reference into this Merger Prospectus.

The selected consolidated financial information presented below should be read together with “Presentation of financial information” and EVRY’s audited consolidated financial statements, unaudited consolidated half-year financial information and unaudited consolidated third-quarter financial information* incorporated by reference into this Merger Prospectus.

Consolidated statement of comprehensive income

	For the nine months ended 30 September,*		For the six months ended 30 June,		For the year ended 31 December,
	2019*	2018*	2019	2018	2018
	(unaudited)*		(unaudited)		(audited)
(NOK in millions)
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Operating revenue	9,599*	9,499*	6,507	6,494	12,912.0

Cost of goods sold	3,362*	3,429*	2,274	2,404	4,667.1
Salaries and personnel costs	4,430*	4,172*	3,056	2,874	5,709.8
Depreciation and write-down of tangible assets and in-house developed software	361*	162*	242	108	230.2
Other operating costs	637*	985*	435	662	1,282.8

	For the nine months ended 30 September,*		For the six months ended 30 June,		For the year ended 31 December,
	2019*	2018*	2019	2018	2018
	(unaudited)*		(unaudited)		(audited)
(NOK in millions)
Operating profit/-loss before amortisation of customer contracts (EBITA)[1]	809*	751*	500	446	1,022.1
Amortisation of customer contracts	-*	2*	-	2	0.8
Operating profit/-loss (EBIT)	809*	749*	500	444	1,021.3
Financial income	14*	8*	9	6	12.7
Financial expense	229*	156*	148	102	217.0
Net foreign exchange gain/-loss	73*	31*	-43	-49	-26.5
Net financial items	-287*	-180*	-181	-144	-230.8
Profit/-loss before tax	522*	569*	318	300	790.5
Taxes	112*	149*	69	88	150.8
Profit/-loss for the period	409*	421*	250	213	639.7

Other comprehensive income Items which will not be reclassified over profit and loss (after tax)
Actuarial gains/-losses on defined benefit pension plans	-2.5*	-*	-2	-	-6.1
Items which may be reclassified over profit and loss in subsequent periods (after tax)
Cash flow hedges	-10.8*	22.3*	-8	15	12.8
Currency translation differences	13.3*	-131.7*	-53	-120	-22.4
Total other comprehensive income	0.1*	-109.3*	-64	-105	-15.7
Total comprehensive income for the period	409.6*	311.3*	186	108	624.0

Profit/-loss for the period is allocated as follows
Owners of the parent	409.6*	311.3*	250	213	639.7
Non-controlling interests	-*				-
					639.7
Total comprehensive income for the period is allocated as follows
Owners of the parent	409.6*	311.3*	186	108	624.0
Non-controlling interests	-*	-*	-	-	-
					624.0
Earnings per share (basic and diluted)
Earnings per share, basic (NOK)	1.10*	1.13*	0.67	0.57	1.73
Earnings per share, diluted (NOK)	1.10*	1.13*	0.67	0.57	1.72
[1] Including amortisation other intangible assets with the exception of customer contracts.

Consolidated statement of financial position

	As at 30 September,*	As at 30 June,	As at 31 December,
	2019*	2019	2018
	(unaudited)*	(unaudited)	(audited)
(NOK in millions)
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
Assets
Non-current assets
Goodwill	5,731*	5,707	5,849.5
Deferred tax assets	562*	598	637.9
Other intangible assets	1,195*	1,099	938.9
Total intangible assets	7,488*	7,405	7,426.3

Property, plant and equipment	287*	289	314.3
Right to use assets	1,621*	1,668	-
Total tangible assets	1,907*	1,957	314.3

Investment in associated companies and joint ventures	76*	73	78.9
Other non-current receivables	291*	300	321.0
Total non-current financial assets	366*	373	399.9
Total non-current assets	9,762*	9,735	8,140.5

Current assets
Inventories	57*	71	53.1
Accounts receivable	1,681*	1,760	1,701.2
Other current receivables	1,210*	1,102	1,055.9
Bank deposits	483*	341	645.7
Total current assets	3,431*	3,274	3,455.9
Total assets	13,194*	13,009	11,596.4

Equity
Share capital	649*	649	648.9
Own shares	-3*	-3	-2.6
Other paid-in equity	2,109*	1,892	2,192.7
Other equity	-*	-	144.9
Non-controlling interests	-*	-	-
Total equity and non-controlling interests	2,755*	2,538	2,983.9

Liabilities
Non-current interest bearing liabilities	5,490*	5,301	4,699.8
Non-current non-interest bearing liabilities	329*	350	393.6
Non-current lease liabilities	1,364*	1,392	-
Pension liabilities	276*	272	273.0
Deferred tax	12*	12	12.3
Other provisions for liabilities	2*	2	1.9
Total non-current liabilities	7,472*	7,329	5,380.6

Accounts payable	625*	635	842.3
Tax payable	4*	6	15.2
Deductions and duties payable	927*	1,044	1,026.4
Current lease liabilities	296*	305
Other current liabilities	1,114*	1,152	1,347.9
Total current liabilities	2,966*	3,142	3,231.8
Total liabilities	10,438*	10,471	8,612.5
Total equity and liabilities	13,194*	13,009	11,596.4

Consolidated statement of cash flow

	For the nine months ended 30 September,*		For the six months ended 30 June,		For the year ended 31 December,
	2019*	2018*	2019	2018	2018
	(unaudited)*		(unaudited)		(audited)
(NOK in millions)
CONSOLIDATED STATEMENT OF CASH FLOW
Cash from/to operations
Profit/-loss before tax	522*	569*	318	300	790.5
Gain/-loss on sale of tangible and intangible assets	-0*	-3*	-	-	7.1
Tax paid in the period	-20*	-32*	-11	-13	-68.5
Depreciation/write-downs	361*	164*	241	110	231.1
Net financial Items /paid interests	138*	41*	85	54	42.3

Change in working capital	-695*	-908*	-510	-605	-264.9
Other changes[1]	-22*	-18*	-26	-42	-24.4

Net cash flow from operations	283*	-186*	98	-196	713.2

Cash from/to investments
Investment in tangible assets	-81*	-90*	-53	-58	-137.8
Investment in in-house developed software	-305*	-187*	-195	-127	-260.5
Sale of tangible assets (sales proceeds)	-*	18*	0	12	21.5
Investment in group companies	6*	-149*	11	-129	-157.2
Net cash flow from investments	-380*	-409*	-237	-302	-534.0

Cash from/to financing
Draw down of new debt	1,080*	925*	850	600	1,025.0
Repayment of debt	-250*	-452*	-200	-352	-928.1
Repayments of lease liabilites	-242*	-*	-159	-	-
Dividends paid	-646*	-464*	-646	-464	-463.8
Proceeds from equity issued /Purchase/sale of own shares	-*	-32*	-	-23	-47.1
Net cash flow from financing	-58*	-22*	-155	-239	-414.0

Changes in foreign exchange rates	-7*	-3*	-11	-	0.5
Net change in cash flow	-163*	-620*	-305	-737	-234.3
Opening balance bank deposits	646*	880*	646	880	880.0
Closing balance bank deposits	483*	260*	341	144	645.7

Whereof restricted cash	-*	-*	-	-	-
[1] Other changes relate to changes in non-current receivables, non-current liabilities and non-current provisions. Includes cash effects from other income and expenses.

Key figures

The following table sets forth the key figures of EVRY for the periods indicated. The figures as at and for the six months ended 30 June 2019 and 30 June 2018, and the figures as at and for the nine months ended 30 September 2019 and 30 September 2018,* are unaudited. The figures as at and for the year ended 31 December 2018 are unaudited, unless otherwise indicated.

	As at and for the nine months ended 30 September,*		As at and for the six months ended 30 June,		As at and for the year ended 31 December,
	2019*	2018*	2019	2018	2018
	(unaudited)*		(unaudited)		(unaudited, unless otherwise indicated)
(NOK in millions, unless otherwise indicated)
KEY FIGURES
Operating revenue	9,599*	9,499*	6,507	6,494	12,912[1]
EBITDA	1,170*	913*	741	554	1,252
EBITDA-margin	12.19%*	9.61%*	11.4%	8.5%	9.7%
Adjusted EBITDA	1,469*	1,269*	927	802	1,812
Adjusted EBITDA-margin	15.30%*	13.36%*	14.2%	12.4%	14.0%
EBITA	809*	751*	500	446	1,022[1]
EBITA-margin	8.43%*	7.90%*	7.7%	6.9%	7.9%
Adjusted EBITA	1,108*	1,107*	686	694	1,582
Adjusted EBITA-margin	11.55%*	11.66%*	10.5%	10.7%	12.3%
Operating profit (EBIT)	809*	749*	500	444	1,021.3[1]
Operating profit (EBIT) margin	8.43%*	7.88%*	7.7%	6.8%	7.9%
Profit/-loss for the period	409*	421*	250	213	639.7[1]
Net profit margin	4.27%*	4.43%*	3.8%	3.3%	5.0%
Organic growth	0.9%*	3.9%*	0.1%	3.9%	3.0%
Backlog (NOK billion)	16.7*	17.8*	18.1	18.8	19.4

Key figures per share (NOK)
Earnings per share	1.10*	1.13*	0.67	0.57	1.73[1]
Adjusted earnings per share	1.73*	1.87*	1.06	1.09	2.89
Free cash flow per share	0.34*	0.01*	-0.04	-0.08	2.69
Book equity per share	7.43*	7.25*	6.85	6.70	8.05
Average number of shares outstanding	370,806,077*	370,806,077*	370,806,077	370,806,077	370,806,077[1]

Solidity
Equity ratio	20.90%*	24.30%*	19.5%	22.8%	25.7%
Net interest-bearing liabilities (NOK million)	6,719*	4,807*	6,713	4,689	4,104
Net leverage	3.34*	2.63*	3.47	2.56	2.26
Total assets	13,194*	11,039*	13,009	10,881	11,596.4[1]
Total equity	2,756*	2,688*	2,538	2,486	2,983.9[1]

Liquidity (NOK million)
Cash and bank deposits	483*	260*	341	144	646[1]
Liquidity reserve	N/A*	N/A*	N/A	N/A	2,246
Cash flow from operations	283*	-186*	98	-196	713[1]
Adjusted cash flow from operations	511*	263*	234	142	1,374
Investments in fixed assets	-81*	-90*	-53	-58	138[1]
Investments in in-house developed software	-305*	-187*	-195	-127	260[1]
Sale of tangible operating assets (sales proceeds)	-*	18*	-	12	21[1]
Free cash flow	125*	3*	-14	-31	997
Cash conversion ex CAPEX*	90.5%*	82.8%*	85.7%	78.3%	86.2%
Cash conversion post CAPEX*	65.5%*	61.9%*	72.9%	68.8%	65.4%
[1] Audited.

Alternative performance measures

EVRY presents the following alternative performance measures:

Calculations of key figures

●	Organic revenue growth, which is defined as revenue adjusted for impacts from acquisitions, divestments and foreign currency effects.
●	Adjusted EBITA and EBITDA, which is defined as EBITA/EBITDA less items defined as other income and expenses, which include inter alia, write-downs and restructuring.
●	Adjusted operational cash flow, which is defined as cash flow from operating activities less cash effect from other income and expenses.
●	Net operational investments (CAPEX), which represent the cash flow the investment spending in tangible operating assets and in-house developed software, less sale of tangible operating assets.
●	Free cash flow, which is defined as operational cash flow adjusted for cash effect of other income and expenses less net operational investments
●	Cash conversion, which is defined as adjusted operational cash flow before paid interests divided by adjusted EBITDA. In addition, cash conversion is also calculated after investments in tangible operating assets and inhouse developed software and sale of tangible assets.
●	Adjusted earnings per share, which is calculated as profit/-loss for the year attributable to shareholders (owners of the parent company) adjusted for other income and expenses after tax, and finance expenses related to refinancing, divided by the average number of shares outstanding over the year.
●	Net interest-bearing liabilities (“NIBD”), which represents current interest-bearing liabilities plus non-current interest-bearing liabilities (before adjustments for capitalised arrangement fees) less bank deposits.
●	Net leverage, which represents NIBD divided by adjusted EBITDA.
●	Working capital.

Reconciliation of certain alternative performance measures

	For the six months ended 30 June,			For the year ended 31 December,
	2019	2018	Growth in percent	2018	2017	Growth in percent
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
(NOK in millions, unless otherwise indicated)
Organic revenue growth
Reported revenues	6,507	6,494	0.2%	12,912	12,596	2.5%
Currency effects		-9	0.1%		-141	1.1%
Acquisition and divestment impact	-	18	-0.3%		84	-0.7%
Basis for organic revenue growth	6,507	6,503	0.1%	12,912	12,539	3.0%

For the nine months ended 30 September,*
	2019*	2018*	Growth in percent*
	(unaudited)*	(unaudited)*	(unaudited)*
(NOK in millions, unless otherwise indicated)
Organic revenue growth
Reported revenues	9,599*	9,499*	1.1%*
Currency effects		30*	-0.3%*
Acquisition and divestment impact	-*	-11*	0.1%*
Basis for organic revenue growth	9,599*	9,517*	0.9%*

	For the nine months ended 30 September,*		For the six months ended 30 June,		For the year ended 31 December,
	2019*	2018*	2019	2018	2018
	(unaudited) *		(unaudited)		(unaudited)
(NOK in millions, unless otherwise indicated)
Adjusted EBITA and EBITDA
Adjusted EBITA	1,108*	1,107*	686	694	1,582
IBM partner agreement[1]	-241*	-356*	-160	-248	-545
Sharebased options (STIP)	-11*	-*	-7	-	-
Transaction costs merger	-47*	-*	-19	-	-
Provisions former CEO	-*	-*	-	-	-15
EBITA	809*	751*	500	446	1,022

EBITA	809*	751*	500	446	1,022
Depreciation and write-down of tangible assets and in-house developed software	361*	162*	241	108	230
EBITDA	1,170*	913*	741	554	1,252
IBM partner agreement	241*	356*	160	248	545
Sharebased options (STIP)	11*	-*	7	-	-
Transaction costs merger	47*	-*	19	-	-
Provisions former CEO	-*	-*	-	-	15
Adjusted EBITDA	1,469*	1,269*	927	802	1,812

Adjusted operational cash flow
Adjusted operational cash flow	511*	263*	234	142	1,374
Payments related to IBM partner agreement	-120*	-353*	-97	-261	-557
Payments related to former CEO	-15*	-*	-15	-	-
Payments related to restructuring processes	-33*	-74*	-24	-56	-82
Transaction, IPO and refinancing payments	-61*	-22*	-	-22	-22
Net cash flow from operations	283*	-186*	98	-196	713

Free cash flow
Adjusted operational cash flow	511*	263*	234	142	1,374
Net operational investments (CAPEX)	-386*	-259*	-247	-173	-377
Free cash flow	125*	3*	-14	-31	997

Net operational investments (CAPEX)
Investment in tangible operating assets	-81*	-90*	-53	-58	-138
Investment in in-house developed software	-305*	-187*	-195	-127	-260
Sale of tangible operating assets	-*	18*	-	12	21
Net operational investments (CAPEX)	-386*	-259*	-247	-173	-377

Cash conversion
Adjusted operational cash flow	1,623*	1,331*	1,466	1,271	1,374
Paid interest	199*	181*	195	163	189
Adjusted EBITDA	2,012*	1,826*	1,937	1,831	1,812
Cash conversion (in percent)	90.5%*	82.8%*	85.7%	78.3%	86.2%

Adjusted earnings per share
Profit/-loss for the period attributable to shareholders (owners of the parent company)	409*	421*	250	213	640
Other income and expenses	299*	356*	186	248	560
Tax effect other income and expenses	-66*	-82*	-41	-57	-129
Adjusted profit/-loss for the period attributable to shareholders (owners of the parent company)	643*	695*	395	403	1,071
Average number of shares outstanding	370,806,077*	370,806,077*	370,806,077	370,806,077	370,806,077
Adjusted earnings per share	1.73*	1.87*	1.06	1.09	2.89

Net interest-bearing liabilities (NIBD)
Non-current lease liabilities	1,364*	14*	1,392	14	13
Non-current interest-bearing liabilities (excluding the capitalised arrangement fee)	5,526*	5,050*	5,340	4,816	4,734
Current lease liabilities	296*	3*	305	3	3
Other current interest-bearing liabilities	17*	-*	17	-	-
Bank deposits	-483*	-260*	-341	-144	-646
Net interest-bearing liabilities (NIBD)	6,719*	4,807*	6,713	4,689	4,104

Capitalised arrangement fee	36*	50*	40	53	47
Non-current interest-bearing liabilities (including the capitalised arrangement fee)	6,854*	5,015*	6,693	4,777	4,700

Net leverage
Net interest-bearing liabilities (NIBD)	6,719*	4,807*	6,730	4,689	4,104
Adjusted EBITDA	2,012*	1,826*	1,937	1,831	1,812
Net leverage	3.34*	2.63*	3.47	2.56	2.26

Working capital
Accounts receivable	1,681*	1,638*	1,760	1,654	1,701
Other current receivables	1,267*	1,273*	1,173	1,233	1,109
Accounts payable	-625*	-667*	-635	-757	-842
Duties payable, vacation allowance	-927*	-866*	-1,044	-970	-1,026
Other current liabilities	-1,118*	-1,051*	-1,158	-1,135	-1,360
less accrued financial expenses	16*	14*	14	12	17
less current interest bearing liabilities	17*	-*	17	-	-
Net working capital	311*	341*	127	39	-401
[1] Costs related to the implementation of the IBM contract, including transition and transformation project.

Significant change in the financial position of EVRY

In EVRY’s view there has not been any significant change in the financial position or result of operations since 30 June 2019 and to the date of this Merger Prospectus.

– – –

Supplements to the section “Information on Tieto”

As a result of the announcement of the third-quarter results of Tieto on 24 October 2019, the section “Information on Tieto” is supplemented as follows:

1)	The fourth paragraph under the section “Information on Tieto – Business of Tieto – General” (page 113 of the Merger Prospectus) shall be amended to read as follows:

“The following table sets forth Tieto’s net sales for its main markets, for the year ended 31 December 2018, for the nine month periods ended 30 September 2019 and 2018 and for the six month periods ended 30 June 2019 and 2018;”

2)	The table included below the fourth paragraph under the section “Information on Tieto – Business of Tieto – General” (page 113 of the Merger Prospectus) shall be amended to read as follows:

	For the nine months ended 30 September,		For the six months ended 30 June,		For the year ended 31 December,
	2019	2018	2019	2018	2018
(EUR in millions)
Finland	520.1	512.5	355.3	353.1	692.7
Sweden	452.0	462.2	310.2	322.7	625.1
Norway	119.4	112.7	79.6	75.9	155.9

– – –

Supplements to the section “Information on EVRY”

As a result of the announcement of the third-quarter results of EVRY on 31 October 2019, and the appointment of Nina Mortensen as interim Chief Financial Officer of EVRY from 1 October 2019, the section “Information on EVRY” is supplemented as follows:

1)	The ninth paragraph under the section “Information on EVRY – Business of EVRY – General” (page 142 of the Merger Prospectus) shall be amended to read as follows:

“The following table sets forth EVRY’s operating revenue by segment, for the year ended 31 December 2018, for the nine month periods ended 30 September 2019 and 2018 and for the six month periods ended 30 June 2019 and 2018;”

2)	The table included below the ninth paragraph under the section “Information on EVRY – Business of EVRY – General” (page 142 of the Merger Prospectus) shall be amended to read as follows:

	For the nine months ended 30 September,		For the six months ended 30 June,		For the year ended 31 December,
	2019	2018	2019	2018	2018
(NOK in millions)
EVRY Financial Services	2,616	2,479	1,749	1,666	3,392
EVRY Norway	4,329	4,287	2,921	2,962	5,765
EVRY Sweden	2,278	2,409	1,584	1,675	3,301
Other	376	325	254	191	454
3)	The table included below the first paragraph under the section "Information on EVRY – EVRY's Board of Directors, Management Board and auditors – Group Management" (page 155 of the Merger Prospectus) shall be amended to read as follows:

Name	Position	Joined the Company
Per Hove	CEO	2015
Nina Mortensen	CFO (interim)	2007
Wiljar Nesse	Executive Vice President, EVRY Financial Services	2004
Malin Fors-Skjæveland	Executive Vice President for Sales Excellence	2018
Daniel Nordstad Grönquist	Executive Vice President, Strategy	2016
Asta Ellingsen Stenhagen	Executive Vice President, Legal and Risk	2014
Christian Pedersen	Executive Vice President, EVRY Norway and EVRY Nordic Consulting	2014
Karin Schreil	Executive Vice President, EVRY Sweden	2019
Johan Torstensson	Executive Vice President, Digital Platform Services	2019
Trond Vinje	Executive Vice President, Human Resources	2015
Unni Strømstad	Executive Vice President, Group Communications and Marketing	2017

4)	The third paragraph under the section "Information on EVRY – EVRY's Board of Directors, Management Board and auditors – Group Management" (page 155 of the Merger Prospectus) shall be amended to read as follows:

"Nina Mortensen has extensive experience from EVRY working as Senior Vice President Group Accounting and Controlling. She has previously also worked as a manager in Deloitte. She holds a master’s degree in economics and business administration from Norwegian School of Economics (NHH), and is a certified public accountant (CPA)."

– – –

Supplements to the section “Information Incorporated by Reference into this Merger Prospectus”

As a result of the announcement of the third-quarter results of Tieto on 24 October 2019 and of EVRY on 31 October 2019, the section “Information Incorporated by Reference into this Merger Prospectus” on page 177 of the Merger Prospectus is supplemented as follows:

1)	The following text is inserted as the first bullet point under the section “Information Incorporated by Reference into this Merger Prospectus – Tieto”:
●	Tieto's unaudited third-quarter financial report for the nine months ended 30 September 2019;
2)	The following text is inserted as the first bullet point under the section “Information Incorporated by Reference into this Merger Prospectus – EVRY”:
●	EVRY's unaudited third-quarter financial report for the nine months ended 30 September 2019;

– – –

IMPORTANT INFORMATION

In a number of jurisdictions, in particular in Australia, Canada, Japan and, subject to certain exceptions, in the United States, the distribution of this Supplement may be subject to restrictions imposed by law (such as registration, admission, qualification and other regulations). In particular, no Merger Consideration Shares have been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or the securities laws of any state of the United States, and are being issued in the United States in reliance upon the exemption from the registration requirements of the U.S. Securities Act set out in Rule 802 thereunder (“Rule 802”). Rule 802 provides an exemption from registration under the U.S. Securities Act for offers and sales of securities issued in exchange for securities of a foreign subject company where certain requirements are met. In addition to Finland, Norway, Sweden and the United States, no action has been or will be taken by Tieto or EVRY to permit the possession or distribution of the Supplement (or any other offering or publicity materials or application form(s) relating to the Merger) in any jurisdiction where such distribution may otherwise lead to a breach of any law or regulatory requirement. Tieto advises persons into whose possession this Supplement comes to inform themselves of and observe all possible applicable restrictions. The Merger Consideration Shares will be offered in the United States in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder, see “Notice to shareholders in the United States” below.

Neither the Supplement, any notification nor any other Merger material may be distributed or published in any jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations. Neither Tieto, EVRY nor financial advisors of Tieto and EVRY accept any legal responsibility for persons who have obtained the Supplement in violation of these restrictions, irrespective of whether these persons are prospective recipients of the Merger Consideration Shares. No actions have been taken to register or qualify the Merger Consideration Shares for public offer in any jurisdiction other than Finland, Norway and the United States.

Any disputes arising in connection with this Supplement will be settled exclusively by a court of competent jurisdiction in Finland. Investors must not construe the contents of this Supplement as legal, investment or tax advice. Each investor should consult such investor’s own counsel, accountant or business advisor as to legal, investment and tax advice and related matters pertaining to the Merger.

Both Bank of America Merrill Lynch International DAC, Stockholm Branch, a subsidiary of Bank of America Corporation, and Nordea Bank Abp are acting exclusively for Tieto in connection with the Merger and for no one else and will not be responsible to anyone other than Tieto for providing the protections afforded to its clients or for providing advice in relation to the Merger. ABG Sundal Collier ASA is acting exclusively for EVRY in connection with the Merger and for no one else and will not be responsible to anyone other than EVRY for providing the protections afforded to its clients or for providing advice in relation to the Merger.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Merger Consideration Shares have not been registered under the U.S. Securities Act and are being issued in reliance on the exemption from registration set forth in Rule 802 under the U.S. Securities Act. Tieto is a Finnish company and EVRY is a Norwegian company, and the issuance of Tieto shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this Supplement may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. It may be difficult for U.S. shareholders of EVRY to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the Merger, since Tieto and EVRY are located in non-U.S. jurisdictions, and some or all of Tieto’s and EVRY’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of EVRY may not be able to sue Tieto or EVRY or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel Tieto or EVRY to subject themselves to the jurisdiction or judgment of a U.S. court. EVRY’s shareholders should be aware that Tieto may purchase EVRY’s shares otherwise than under the Merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed Merger.

NEITHER THE SEC NOR ANY OTHER US FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE MERGER CONSIDERATION SHARES OR PASSED AN OPINION UPON THE FAIRNESS OR MERITS OF SUCH SECURITIES OR UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

NOTICE TO SHAREHOLDERS IN THE UNITED KINGDOM

This Supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 43 of the Financial Promotion Order (for example as shareholders in EVRY entitled to receive the Merger Consideration Shares pursuant to the Norwegian Public Limited Liability Companies Act of 13 June 1997 No. 45, (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iv) are outside the United Kingdom, or (v) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the Merger Consideration Shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “Relevant Persons”). This Supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons.

NOTICE TO SHAREHOLDERS IN THE EUROPEAN ECONOMIC AREA

This Supplement has been prepared on the basis that any offer of the Merger Consideration Shares in any Member State of the European Economic Area (“EEA”) other than offers (the “Permitted Public Offers”) which are made prior to the Effective Date, and which are contemplated in the Supplement in Finland or Norway once the Supplement has been approved by the competent authority in Finland and published in accordance with the Prospectus Regulation, and in respect of which Tieto has consented in writing to the use of the Supplement, will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Merger Consideration Shares. Accordingly any person making or intending to make an offer in that Member State of the Merger Consideration Shares which are the subject of the offer contemplated in this Supplement, other than the Permitted Public Offers, may only do so in circumstances in which no obligation arises for Tieto to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. Tieto has not authorized, nor does it authorize, the making of any offer (other than Permitted Public Offers) of the Merger Consideration Shares in circumstances in which an obligation arises for Tieto to publish or supplement a prospectus for such offer.

In relation to each Member State of the EEA, with effect from and including 21 July 2019 (the “Prospectus Regulation Applicability Date”) no offer has been made and will not be made (other than a Permitted Public Offer) of the Merger Consideration Shares which are the subject of the offering contemplated by this Supplement to the public in that Member State, except that, with effect from and including the Prospectus Regulation Applicability Date, an offer of such Merger Consideration Shares is made to the public in that Member State:

a) to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of Tieto for any such offer; or

c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no offer of the Merger Consideration Shares is made which would require Tieto to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

In this section, the expression an offer of the Merger Consideration Shares to the public in relation to any Merger Consideration Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Merger Consideration Shares to be offered so as to enable an investor to decide to purchase or subscribe to the Merger Consideration Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Regulation in that Member State.

The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended), and includes any relevant implementing measure in the EEA Member State concerned.